Exhibit 2.2.1

CONFIDENTIAL

Certain confidential information contained in this document, marked by [***], has been omitted because it is not material and would likely cause competitive harm to the Company if publicly disclosed.

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND BETWEEN
WEST RECEIVABLE SERVICES, INC.
AND
HMS HOLDINGS CORP.
DATED AS OF NOVEMBER 20, 2019

TABLE OF CONTENTS
Page

ARTICLE I – DEFINITIONS	4
1.1 Certain Definitions	4
1.2 Cross-Reference of Definitions	17

ARTICLE II – PURCHASE AND SALE OF INTERESTS	19
2.1 Purchase and Sale	19
2.2 Purchase Price	19
2.3 Purchase Price Adjustments	20
2.4 Tax Treatment; Allocation of Purchase Price	22
2.5 Withholding	22

ARTICLE III – CLOSING	22
3.1 Closing Date	22
3.2 Closing Date Deliveries	23

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF SELLER	25
4.1 Organization and Good Standing of Seller and the Company; No Violations; No Subsidiaries	25
4.2 Authorization of Agreement	25
4.3 Ownership of Membership Interests	26
4.4 Conflicts; Consents of Third Parties	26
4.5 Financial Statements; No Undisclosed Liabilities	27
4.6 Absence of Certain Developments	28
4.7 Taxes	28
4.8 Intellectual Property; Privacy and Data Protection	29
4.9 Material Contracts	33
4.10 Employee Benefit Plans	35
4.11 Labor	37
4.12 Legal Proceedings	38
4.13 Compliance with Laws; Permits	38
4.14 Health Care Matters	39
4.15 Environmental Matters	40
4.16 Real Property	41
4.17 Brokers	42
4.18 Insurance	42
4.19 Title to Assets; Sufficiency of Assets; No Other Assets or Liabilities; Condition of Assets	42
4.20 Customers and Suppliers	43
4.21 Bank Accounts	43
4.22 Company Books and Records	43
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4.23 Affiliate Agreements	43
4.24 No Other Representations or Warranties	44

ARTICLE V – REPRESENTATIONS AND WARRANTIES OF BUYER	44
5.1 Organization and Good Standing	44
5.2 Authorization of Agreement	44
5.3 Conflicts; Consents of Third Parties	44
5.4 Litigation	45
5.5 Brokers	45
5.6 No Buyer Stockholder Vote Required	45
5.7 Solvency	45
5.8 Financing	46
5.9 Investment Intent	46
5.10 Investigation	47
5.11 No Other Representations or Warranties	47

ARTICLE VI – COVENANTS	47
6.1 Access to Information	47
6.2 Conduct of the Business Pending the Closing	48
6.3 Appropriate Actions; Consents; Filings	51
6.4 Publicity	54
6.5 Employment and Employee Benefits	54
6.6 Assistance and Cooperation	56
6.7 Tax Matters	57
6.8 Transition Services Agreement	59
6.9 D&O Insurance	59
6.10 Litigation Support	60
6.11 Use of Names	60
6.12 Intercompany Agreements and Accounts; Commingled Contracts 61	61
6.13 No Negotiation	63
6.14 Non-Competition; Non-Solicitation; Confidentiality	63
6.15 Audit Cooperation	65
6.16 Employee Census	66
6.17 Asset and Employee Transfers	66
6.18 Certain Cooperation Matters	66
6.19 Updated Financial Statements	67
6.20 Buyer R&W Insurance Policy	67
6.21 Regulatory Cooperation	68
6.22 Certain Customer Matters	68
6.23 Finalization of Transition Services Agreement Schedules	68

ARTICLE VII – CLOSING CONDITIONS	68
7.1 Conditions to Obligation of Each Party to Close	68
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7.2 Conditions to Buyer’s Obligation to Close	69
7.3 Conditions to Seller’s Obligation to Close	70

ARTICLE VIII – TERMINATION OF AGREEMENT	70
8.1 Termination of Agreement	70
8.2 Procedure Upon Termination	71
8.3 Effect of Termination	71

ARTICLE IX – INDEMNITY	72
9.1 Survival of Representations and Warranties	72
9.2 Obligation of Seller to Indemnify	72
9.3 Obligation of Buyer to Indemnify	73
9.4 Notice and Opportunity to Defend	74
9.5 Limitations on Liability	76

ARTICLE X – MISCELLANEOUS	78
10.1 Expenses	78
10.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	78
10.3 Specific Performance	79
10.4 Entire Agreement; Amendments and Waivers	79
10.5 Certain Interpretive Matters	80
10.6 Notices	81
10.7 Severability	82
10.8 Binding Effect; Assignment; Third Party Beneficiaries	82
10.9 Counterparts	82
10.10 Disclosure Schedule	83
10.11 Limitation on Recourse	83
10.12 Provision Respecting Legal Representation	83

Exhibit A Transition Services Agreement

Exhibit B Form of R&W Insurance Policy

Exhibit C Conditional R&W Insurance Binder

Exhibit D Transition Services Agreement Schedules

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 20, 2019, is between West Receivable Services, Inc., a Delaware corporation (“Seller”), and HMS Holdings Corp., a Delaware corporation (“Buyer”). Each of Seller and Buyer may be referred to in this Agreement as a “Party” and collectively as the “Parties.”
WHEREAS, Seller is the lawful owner of all of the issued and outstanding limited liability company membership interests (the “Interests”) of West Claims Recovery Services, LLC, a Delaware limited liability company (the “Company”);
WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Interests on the terms and subject to the conditions set forth herein;
WHEREAS, concurrently with the execution of this Agreement, an Affiliate of Buyer and certain officers and Company Employees set forth on Section 1 of the Company Disclosure Schedule (collectively, the “Key Personnel”) are executing and delivering employment agreements relating to their continued employment with the Buyer contingent on, and following, the Closing (collectively, the “Employment Agreements”); and
WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, Seller and Buyer will enter into a Transition Services Agreement, substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”), pursuant to which Seller will provide certain transition services to the Company following the Closing.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I – DEFINITIONS
1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Accounting Principles” means GAAP, applied consistent with the past practice of the Company as reflected in the Financial Statements, and, with respect to the calculation of Working Capital, subject to the accounting principles, procedures, policies, practices and methods set forth in Section 1.1(a) of the Company Disclosure Schedule.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the correlative terms “controlled by” and “under common control with”) with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided, that in no event shall the Company or Seller be considered an Affiliate of Apollo Global Management,

LLC or any of its Subsidiaries, Affiliates, portfolio companies or affiliated investment funds (in each case, other than Mount Olympus Holdings, Inc. and its controlled Affiliates and Subsidiaries), nor shall Apollo Global Management, LLC or any of its Subsidiaries, Affiliates, portfolio companies or affiliated investment funds (in each case, other than Mount Olympus Holdings, Inc. and its controlled Affiliates and Subsidiaries) be considered to be an Affiliate of the Company or Seller; provided, further, that, notwithstanding anything herein to the contrary, from and after the Closing, in no event shall the Company be considered an Affiliate of Mount Olympus Holdings, Inc. or any of its controlled Affiliates or Subsidiaries (including Seller).
“Business” means providing healthcare payment integrity technology, products or services for the avoidance or recovery of overpayments or underpayments on a pre-payment or post-payment basis, which may include subrogation of healthcare claims against other payors, coordination of healthcare benefits to determine the appropriate responsible payor, evaluation of member eligibility in respect of payments, identification of duplicate healthcare payments, evaluation of provider healthcare contracts to confirm payment in accordance with contractual terms and review of provider healthcare billing to confirm compliance with payor guidelines; provided that, any technology, products or services related to healthcare consumer engagement, consumer payments and billing, whether through notifications or otherwise, or related to health advocacy, navigation and concierge services, pricing transparency solutions, bill negotiation services, wellness programs, or employee assistance programs, shall be excluded.
“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized by Law to close.
“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller in connection with this Agreement.
“Buyer R&W Insurance Binder” means the conditional binder from the buyer R&W Insurer, attached hereto Exhibit C.
“Buyer R&W Insurance Policy” means the Buyer-Side Representations and Warranties Insurance Policy issued to Buyer by the Buyer R&W Insurer attached hereto as Exhibit B.
“Buyer R&W Insurer” means Euclid Transactional, LLC.
“Buyer Material Adverse Effect” means any fact, change, event, occurrence or development (each, an “Effect”) that, individually or in the aggregate with other Effects, prevents, materially impairs or materially delays the performance by Buyer of its obligations to consummate the transactions contemplated hereby.
“Cash” means (a) the aggregate amount of all cash and cash equivalents of the Company (including all third party checks held by the Company or that have been deposited in any bank account that have not yet cleared), minus (b) the aggregate amount of all outstanding checks of the Company, in each case, excluding any cash and cash equivalents in the Excluded Accounts, and as determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash shall not include any amounts paid or funded by Buyer or any of its Affiliates in connection with the Closing.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“Change of Control Payment Recipients” means all Persons entitled to Change of Control Payments.
“Change of Control Payments” means any stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements and similar obligations due and payable by the Company to any individual and that will become due and payable as a result of the consummation of the Transaction (including any requirement to offset or gross-up any Person for any excise Taxes or income Taxes related to the foregoing items); it being understood that the foregoing shall not include ordinary course incentive bonuses, which are included in Closing Working Capital. For the avoidance of doubt, any termination payments that become due and payable as a result of any action or inaction by the Company following the Closing shall not constitute Change of Control Payments.
“Closing Purchase Price” means an amount (each component of which may be a positive or negative number), equal to the following:
(a) the Base Purchase Price; plus
(b) the amount of the Estimated Working Capital, minus the amount of the Target Working Capital; plus
(c) the amount of the Estimated Closing Cash; minus
(d) the amount of the Estimated Closing Indebtedness; minus
(e) the amount of the Customer #1 Change of Control Payment; minus
(f) the amount of the Estimated Selling Expenses.
“Code” means the Internal Revenue Code of 1986.
“Company Confidential Information” means any and all confidential or proprietary information and data of the Company and the Business.
“Company Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer in connection with this Agreement.
“Company Employees” means (a) as of the date hereof, the employees of Seller and its Affiliates who are listed in Section 1.1(b) of the Company Disclosure Schedule, (b) as of the Closing Date, the employees of Seller and its Affiliates who are listed on the schedule to be provided pursuant to Section 6.16 and (c) solely for purposes of Sections 4.10(a) and 6.5, each current or future employee of Seller or any of its Affiliates who, after the date hereof but prior to the Closing Date, provides services to Seller and its Affiliates primarily related to the Company.
“Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned by, purported to be owned (which shall be limited to the Intellectual Property and Intellectual Property Rights set forth on Section 4.8(a) of the Company Disclosure Schedule) by, or licensed exclusively to, the Company.
“Company IT Systems” means information technology and computer systems (including Software), information technology and telecommunications hardware and other equipment) owned, leased, licensed or otherwise contracted by the Company for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (whether or not in electronic format), used in or necessary for the Business.
“Company Product” means each of the products, services and Software that has been developed or has been or is currently being marketed, distributed, licensed, sold, offered or provided by the Company or as part of the Business.
“Company Software” means any Software (including web sites, HTML code and firmware and other software embedded in hardware devices) owned by, purported to be owned (which shall be limited to the Software set forth on Section 4.8(a) of the Company Disclosure Schedule) by, developed by (or currently being developed by), or used, marketed, distributed, licensed or sold by the Company (excluding any Off-the-Shelf Software or third-party Software used by Seller and its Affiliates to provide the services to be offered pursuant to the Transition Services Agreement).
“Confidentiality Agreement” means that certain letter agreement, dated as of January 10, 2018, as amended on May 31, 2019, between Buyer and West Corporation.
“Contract” means any contract, indenture, note, bond, lease, license, commitment, mortgage, undertaking, subcontract, instrument or other agreement or obligation that is legally binding.
“Copyrights” means, in any and all jurisdictions, copyrights, works of authorship (including any methods, methodologies or processes documented in writing), rights of attribution and mask works (as defined in 17 U.S.C. § 901), moral rights and all similar rights including any registrations, renewals and pending applications to register the foregoing.
“Customer #1” means the Person identified on Section 1.1(f) of the Company Disclosure Schedule.
“Customer #1 Change of Control Payment” means the payment set forth on Section 1.1(f) of the Company Disclosure Schedule.
“Debt Agreements” means (i) First Lien Credit Agreement, dated October 10, 2017, by and among Olympus Holdings II, LLC, Olympus Merger Sub, Inc., the Subsidiary Borrowers party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time and Credit Suisse AG, Cayman Islands Branch (the “Credit Agreement”), (ii) Subsidiary Guarantee

Agreement (First Lien), dated October 10, 2017, by and among West Corporation, each Subsidiary Borrower, each other Subsidiary listed on the signature page thereof, each other Subsidiary that becomes a party thereto and Credit Suisse AG, Cayman Islands Branch, (iii) Collateral Agreement (First Lien), dated October 10, 2017, by and among West Corporation (successor to Olympus Merger Sub, Inc.), each Subsidiary party thereto and Credit Suisse AG, Cayman Islands Branch, (iv) Indenture, dated October 10, 2017, by and among Olympus Merger Sub, Inc., the Subsidiary Guarantors party thereto from time to time and U.S. Bank, National Association, (v) Supplemental Indenture No. 1, dated October 10, 2017, by and among West Corporation, the Subsidiary Guarantors listed on the signature pages thereto and U.S. Bank, National Association, (vi) Indenture, dated as of July 1, 2014, among West Corporation, the Company, the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, providing for the issuance of West Corporation’s 5.375% Senior Notes due 2022, (vii) Supplemental Indenture, dated January 29, 2015, by and among West Corporation, the Guaranteeing Subsidiaries listed on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A. and (viii) any other Contract (including any amendment) contemplated by or related to any of the Contracts listed above.
“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any Company Product, whether in tangible or intangible form, whether owned by the Company or held by the Company under any licenses or sublicenses or similar grants of rights.
“Enforceability Exceptions” means, with respect to enforcement of the terms and provisions of this Agreement, (a) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (b) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
“Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), the protection of worker health and safety, or any exposure to or Release of, or the management of Hazardous Substances (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Substances), in each case as in effect as of the date on which the representations and warranties with respect thereto are being made.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Excluded Accounts” means the line items in the Company general ledger accounts to be excluded from (i) the calculation of Cash or Working Capital for purposes of the Estimated Working Capital and Estimated Closing Cash in the Estimated Closing Report and (ii) the

calculation of Closing Working Capital and Closing Cash in the Closing Report; in each case as specified in the Accounting Principles as are set forth on Section 1.1(a) of the Company Disclosure Schedule.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Final Adjustment Amount” means an amount, which may be positive or negative (and each component of which may be a positive or negative number), equal to the following:
(a) the amount of the Closing Working Capital, minus the amount of the Estimated Working Capital; plus
(b) the amount of the Closing Cash, minus the amount of the Estimated Closing Cash; plus
(c) the amount of the Estimated Closing Indebtedness, minus the amount of the Closing Indebtedness; plus
(d) the amount of the Estimated Selling Expenses, minus the amount of the Closing Selling Expenses.
“Fundamental Buyer Representations” means the representations and warranties made by Seller in Sections 5.1 [Organization and Good Standing], Section 5.2 [Authorization], Section 5.5 [Brokers] and Section 5.6 [No Buyer Stockholder Vote].
“Fundamental Seller Representations” means the representations and warranties made by Seller in Sections 4.1(a) [Organization and Good Standing of Seller and the Company], Section 4.2 [Authorization], Section 4.3 [Ownership of Membership Interests], Section 4.4(a)(i) [Conflicts], Section 4.17 [Brokers] and Section 4.19(b) [Title to Assets; Sufficiency of Assets; No Other Assets or Liabilities].
“GAAP” means United States generally accepted accounting principles.
“Government Official” means any officer or employee of a Governmental Body or any department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Body or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.
“Governmental Body” means any federal, state, provincial, territorial, local, municipal or foreign government, regulatory, self-regulatory, legislative or administrative body, or any agency, authority, bureau, board, commission, court, department, subdivision, tribunal or instrumentality thereof.
“Hazardous Substance” means all substances defined as “Hazardous Substances,” “Oils,” “Pollutants” or “Contaminants” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any similar Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any other substance, material or agent that is regulated or for which liability or standards of care are imposed under any Environmental Law.
“Health Care Laws” means all Laws, whether criminal or civil, relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, applicable to Company or a Company Product, including: (a) the Medicare and Medicaid Statutes (Titles XVIII and XIX of the Social Security Act), (b) TRICARE (10 U.S.C. Section 1071 et seq.), (c) Veterans Health Administration Program (38 U.S.C. Chapter 17), (d) fraud and abuse law, including the federal Exclusion Laws (42 U.S.C. § 1320a-7), the federal Civil Monetary Penalties Statute (42 U.S.C. § 1320a-7a), the federal criminal False Statements Law (42 U.S.C. §1320a-7b(a)), the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), and all criminal laws relating to health care fraud and abuse (including 18 U.S.C. §§ 286, 287, 664, 666, 669, 1001, 1035, 1341, 1343, 1347, 1510, 1516, 1518, 1892, 1961-63), (e) the healthcare fraud criminal provisions under HIPAA, as amended by HITECH (42 U.S.C. §1320d et seq.), (f) the Public Health Service Act (42 U.S.C. § 201 et seq.), (g) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010; and all comparable Laws for any of the foregoing and the rules, regulations, and guidance promulgated under authority granted by all such Laws, each as amended from time to time.
“Health Information Privacy Laws” means the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), their implementing regulations, including 45 C.F.R. Parts 160, 162 and 164, and related sub-regulatory guidance, and all comparable Laws and regulations for any of the foregoing, each as amended from time to time.
“Indebtedness” means, with respect to any Person, without duplication, the principal amount of and accrued interest (including accrued but unpaid interest), premiums, penalties, breakage costs, make-whole payments or obligations or other similar costs, fees or expenses (if any) in respect of (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person as an account party under letters of credit, bankers’ acceptances or similar facilities (to the extent such letter of credit has been drawn by the beneficiary thereof), (d) all obligations of such Person under any performance bonds (to the extent there are any outstanding unpaid amounts due and payable thereunder), (e) the net obligations of such Person, which may be positive or negative, under all interest rate and exchange rate derivatives, swaps or similar agreements, (f) all obligations of a Person in respect of deferred purchase price with respect to the acquisition by or on behalf of such Person of any business, division or product line or portion thereof (whether by merger, sale of stock, sale of assets or otherwise), (g) all indebtedness of the kind referred to in clauses (a) through (f) above and clauses (h) and (i) below of others secured by a Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person) to the extent not released at the Closing, (h) all capitalized lease obligations, and (i) all direct or indirect guarantee, obligor, support, surety or keep well obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above incurred by any other Person, in each case, determined in accordance with the Accounting

Principles; provided, that, notwithstanding any other provision in this Agreement, in no event shall the calculation of Indebtedness include any components included in the calculation of Cash.
“Indemnified Taxes” means, without duplication, any Liability in respect of Taxes: (a) of Seller (including any Taxes for which Seller is responsible pursuant to Section 6.7(c)), (b) of or imposed on the Company, or for which the Company becomes liable, for any Pre-Closing Period or for the portion of any Straddle Period ending on the Closing Date (as determined pursuant to Section 6.7(e)), (c) imposed on the Company (or any predecessor thereof) by reason of having been a member of an affiliated, combined, consolidated or unitary group with another Person on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision of any Law), or (d) of or imposed on any Person for which the Company is or has been liable as a transferee or successor, by Contract (other than commercial agreements not primarily related to Taxes) or operation of Law or otherwise (other than commercial agreements not primarily related to Taxes); provided, however, that “Indemnified Taxes” shall not include (i) any Liability in respect of any Special Tax Matter or (ii) any Tax to the extent such Tax is attributable to a breach of a covenant of Buyer set forth in Section 6.7(a).
“Independent Accounting Firm” means a nationally or regionally recognized firm of independent certified public accountants mutually agreed to and selected by Buyer and Seller; provided, that, if Buyer and Seller cannot agree on such firm, each shall (a) select one nationally or regionally recognized firm of independent certified public accountants (which may be the applicable Party’s existing accounting firm) and (b) cause such firm to select, jointly with the firm selected by the other Party, a third nationally or regionally recognized firm of independent certified public accountants, which shall be the “Independent Accounting Firm” for all purposes of this Agreement.
“Intellectual Property” means sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, trademarks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
“Intellectual Property Rights” means all intellectual property, industrial and proprietary rights and all intangible rights associated therewith, which may exist or be created under the laws of any jurisdiction in the world, arising under law or equity, including all (a) Patents and industrial property rights, (b) Trademarks, social media accounts and Internet domain names, (c) Copyrights, (d) Software, (e) Trade Secrets, (f) all applications and registrations in connection with clauses (a) through (e) above and (g) all rights to seek, recover and retain damages, costs, profits, injunctive relief and other remedies for any past or future infringement, violation or misappropriation of any of the items set forth in clauses (a) through (f) above.
“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” means the actual knowledge of those Persons identified on Section 1.1(c) of the Buyer Disclosure Schedule.
“Knowledge of Seller” means the actual knowledge of those Persons identified on Section 1.1(c) of the Company Disclosure Schedule; provided, that with respect to Section 4.14, it shall mean the knowledge, after reasonable inquiry, of such Persons identified on Section 1.1(c) of the Company Disclosure Schedule. Notwithstanding the foregoing, “reasonable inquiry” shall not require direct or indirect inquiries of any customers, landlords, suppliers, vendors, Government Officials or Governmental Bodies as to the facts or matters represented or warranted.
“Law” means any domestic, foreign, federal, state or local law (including common law), statute, code, ordinance, rule or regulation of any Governmental Body.
“Legal Proceeding” means any judicial, administrative, investigative or arbitral actions, suits, claims, complaints, charges, audits, inquiries, investigations or other proceedings (public or private) by or before a Governmental Body, or brought by a qui tam relator, including any pending or, to the Knowledge of Seller, threatened claim, suit, proceeding, hearing, enforcement audit, inquiry, inspection, investigation, civil investigative demand, subpoena, request for documents or information, arbitration or other action from the U.S. Department of Health and Human Services (“HHS”), the HHS Office of Inspector General, the HHS Office for Civil Rights (“OCR”), other HHS agency, the Centers for Medicare and Medicaid Services, the U.S. Department of Justice, U.S. Attorney Offices, the Federal Bureau of Investigation, Medicaid Fraud Control Units, or State Attorneys General alleging that any operation, activity, or product of the Company is or has been in violation of any Law, including any Health Care Law or Health Information Privacy Laws.
“Liabilities” means any and all Losses, debts, obligations, guarantees, assurances, commitments and liabilities of any kind or nature, whether accrued or not accrued, recorded or unrecorded, fixed or variable, known or unknown, absolute or contingent, matured or unmatured, asserted or unasserted, liquidated or unliquidated, or determined or undetermined, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means, with respect to any property or assets, any lien, encumbrance, security interest, pledge, mortgage, deed of trust, claim, lease, charge, option, easement, right of use, servitude, right of way, conditional sales Contract, encroachment, restrictive covenant, transfer restriction or hypothecation.
“Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or operations of the Company; provided, that for the purposes of this clause (a), none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes or proposed changes in applicable Laws or GAAP (or the interpretation of GAAP) after the date hereof, (ii) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States, regionally, locally or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company operates, (iii) (A) changes in global, national, regional or local political conditions (including the outbreak or escalation of war (whether or not declared) or hostilities, military action, sabotage or acts of terrorism) or (B) changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (iv) the occurrence of any broad-based cyber, military or terrorist attack, whether inside or outside the United States, (v) actions or omissions required of the Company or Seller under this Agreement or taken or not taken at the written request of, or with the written consent of, Buyer or any of its Affiliates, (vi) the announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Affiliates, (vii) the breach of this Agreement by Buyer or (viii) the failure of the financial or operating performance of the Company to meet internal or external projections, forecasts, expectations or budgets for any period (provided, that the underlying causes of such failure, to the extent not otherwise excluded by this definition, may be deemed to contribute to or constitute a Material Adverse Effect); provided, that, with respect to the foregoing subclauses (i), (ii), (iii) and (iv), any such Effect shall be taken into account if and to the extent it, individually or in the aggregate with any other Effect, disproportionately affects the Company compared to other companies operating in the industries in which the Company operates or (b) prevents, materially impairs or materially delays the performance by Seller or the Company of its respective obligations to consummate the transactions contemplated hereby.
“Off-the-Shelf Software” means any commercially available, “off-the-shelf” third party Software that (a) is generally available on standard commercial terms and licensed to the Company for an annual license fee of no more than $25,000 individually and (b) is not distributed by the Company.
“Open Source Software” means any Software that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that (a) require or condition the use or distribution of such Software on the disclosure, licensing, or distribution of any source code for any portion of such Software or any derivative work of such Software; or (b) otherwise imposes any limitation, restriction, or condition on the right or ability of the licensee of such Software to use or distribute such Software or any derivative work of such Software. Open Source Software includes Software that is licensed under any version of the GNU Affero General Public License, the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Public License, the Apache License, the BSD License, the Artistic License, or the Sun Community Source License.
“Order” means any decision, verdict, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or governs its internal affairs. For example, the “Organizational Documents” of (a) a Delaware limited liability company would be its certificate of formation and operating agreement or (b) a Delaware corporation would be its certificate of incorporation and bylaws.

“Patents” means, in any and all jurisdictions, patents, provisional patent applications, industrial designs and patent applications, and all continuations, continuations-in-part, divisions, reissues, reexaminations, revisions, renewals, extensions, substitutions, patent disclosures, invention disclosure forms, and all foreign equivalents and any registration of such rights and applications and rights to apply for such registrations.
“Payment Agent” means Citibank, N.A.
“Payment Agent Agreement” means a payment agent agreement in form and substance reasonably satisfactory to the Parties and the Payment Agent.
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
“Permitted Liens” means (a) solely for purposes of Article IV, Liens disclosed in policies of title insurance that are not, individually or in the aggregate, material to the Business or the value or marketability of real property held directly or indirectly by the Company; (b) Liens for Taxes, assessments or other governmental charges not yet delinquent; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business or that are being contested by the Company in good faith; (d) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business; (e) zoning, entitlement and other similar land use regulations; (f) title of a lessor under a capital or operating lease; (g) Liens that have been placed by any developer, landlord or other third party on property owned by third parties over which the Company has easement rights and subordination or similar agreements relating thereto, not materially interfering with the ordinary course conduct of the Business; (h) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance, social security or other similar obligations, in each case, in the ordinary course of business; (i) Liens not created by Seller, the Company or their Affiliates that affect the underlying fee interest of any Leased Real Property but do not affect the leasehold interest of the Company in such Leased Real Property; (j) non-exclusive licenses granted to Company Intellectual Property in the ordinary course of business; (k) Liens set forth on Section 1.1(d) of the Company Disclosure Schedule that will be released prior to or as of the Closing; (l) Liens created by or through Buyer or its Affiliates; (m) transfer restrictions under applicable securities laws, if any; and (n) such other Liens arising or occurring in the ordinary course of business that do not materially interfere with the continued use and operation of the properties or assets to which they relate.
“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity (including any group of any of the foregoing).
“Personal Data” means information relating to an identified or identifiable person, device, or household including: (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; or (ii) “personal data,” “personal information,” protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.
“Post-Closing Period” means any taxable period beginning after the Closing Date.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date.
“Privacy Requirement(s)” means any and all applicable Laws, industry requirements, and contractual requirements relating to the Processing of Personal Data, including (i) each Law relating to the protection or Processing of Personal Data that is applicable to the Company, including as applicable, but not limited to, the Federal Trade Commission the Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Fair Credit Reporting Act, 15 U.S.C. 1681; the Fair Debt Collection Practices Act, 15 U.S.C. § 1692 et seq.; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; Health Information Privacy Laws; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; and the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa and other similar Laws; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); and all implementing regulations and requirements, and other similar Laws globally; (ii) rules sub-regulatory guidance relating to the same; and (iii) applicable codes of conduct, or other requirements of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.
“Release” means any release, spill, emission, leaking, pumping, injection, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.
“Required Consents” means the consent or those consents from third parties set forth on Section 1.1(e) of the Company Disclosure Schedule.
“Restricted Territory” means the United States of America.
“Selling Expenses” means, without duplication, any and all out-of-pocket fees, costs and expenses related to this Agreement and the other Transaction Documents, other than the Payment Agent Agreement (which fees, costs and expenses shall be paid by Buyer), the Transaction and the other transactions contemplated by this Agreement or any such other Transaction Documents actually incurred by or on behalf of the Company that remain unpaid as of the Closing, including (a) the collective amount payable by, or Liabilities of, the Company and Seller to outside legal counsel, accountants, advisors, brokers and any other Persons in connection with the Transaction, (b) all Liabilities of the Company under or in connection with any Change of Control Payments, including the employer portion of any payroll Taxes attributable to such payments, (c) Seller’s share of Transfer Taxes (as determined in accordance with Section 6.7(c)), and (d) Seller’s share of the Tail Policy in accordance with Section 6.9(b).
“Software” means computer software programs and software systems, including all software implementations of algorithms, models and methodology, firmware, middleware, databases, data files, compilations, configurations, tool sets, scripts, web sites, mobile applications, HTML code, compilers, software embedded in hardware devices, higher level or “proprietary” languages and related Documentation, materials and historical versions of the foregoing, whether in source code, object code or human readable form.
“Subsidiary” of any Person means any other Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership ownership interests, or the ability to elect a majority of the board of directors or others performing similar functions, are, as of such date, directly or indirectly owned, controlled or held by, or a majority of such other Person’s gains or losses is entitled to be allocated to, the first Person or one or more Subsidiaries of the first Person.
“Target Working Capital” means $[***].
“Tax Return” means all federal, state, local or foreign returns, declarations, reports, estimates, information returns and statements filed or required to be filed with any Governmental Body in respect of any Taxes.
“Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other like assessments of any kind whatsoever imposed by any Governmental Body, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, license, withholding on amounts paid to or by any Person, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (real or personal) and estimated taxes (whether disputed or not), (b) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) of this definition, and (c) any Liability in respect of any items described in clauses (a) or (b) payable by reason of Tax Agreement, assumption, transferee or successor Liability, operation of Law, Treasury Regulation Section 1.1502-6(a) or any analogous or similar provision of any Law (or any predecessor or successor thereof).
“Third Party Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature (including civil, criminal, administrative, regulatory or otherwise), whether at law or in equity made, brought or threatened by any Person who is not a Party or an Affiliate of a Party or a representative of the foregoing.

“Trade Secrets” means, in any and all jurisdictions, trade secrets and confidential ideas, confidential information, know-how, concepts, methods, models and methodologies, processes, procedures, formulae, technology, inventions, tools, templates, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, in each case which derive value, monetary or otherwise, from being maintained in confidence.
“Trademarks” means, in any and all jurisdictions, trademarks, service marks, trade names, business names, brand names, designs, logos, slogans, and other identifiers of source, and all registrations, renewals and pending applications to register the foregoing, and all of the goodwill associated therewith and symbolized by the foregoing.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Payment Agent Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by either Buyer or Seller in connection with the Transaction.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any comparable foreign, state or local Law.
“Working Capital” means, subject to the Accounting Principles, (a) the aggregate current assets of the Company excluding any current assets in the Excluded Accounts, minus (b) the aggregate current liabilities of the Company excluding any current liabilities in the Excluded Accounts, in each case, as determined in accordance with the Accounting Principles; provided, that, notwithstanding any other provision in this Agreement, in no event shall the calculation of Working Capital include (x) any current or deferred Tax assets or liabilities or (y) any components (assets or liabilities) included in the calculation of Indebtedness, Cash or Selling Expenses. For the avoidance of doubt, to the extent any current asset or current liability of the Company could be included in the definition of both (i) Working Capital and Indebtedness or (ii) Working Capital and Selling Expenses, such current asset or current liability shall be included solely in the definition of Indebtedness or Selling Expenses, as applicable, or (iii) Working Capital and Cash, such current asset or current liability shall be included solely in the definition of Cash.
1.2 Cross-Reference of Definitions. Each capitalized term listed below is defined in the corresponding section of this Agreement:
Term Section No.
$ Section 10.5(b)
Affiliate Agreement Section 4.23
Agreed Tax Treatment Section 2.4
Agreement Preamble
Annual Financial Statement Section 4.5(a)
Assignment and Transfer Agreement Section 3.2(a)(1)
Base Purchase Price Section 2.2
Benefit Plan Section 4.10(a)
Brownstein Section 10.12
Buyer Preamble

Buyer 401(k) Plan Section 6.5(e)
Buyer Indemnified Parties Section 9.2(a)
Claim Notice Section 9.4(a)
Closing Section 3.1
Closing Cash Section 2.3
Closing Date Section 3.1
Closing Indebtedness Section 2.3(b)
Closing Report Section 2.3(b)
Closing Selling Expenses Section 2.3(b)
Company Preamble
Company Accounts Section 6.13(c)
Company Assets Section 4.19(a)
Company Plan Section 4.10(a)
Competing Unit Section 6.14(a)(iii)(C)
Confirmation Notice Section 2.3(c)
control Section 1.1
controlled by Section 1.1
Credit Agreement Section 1.1
De Minimis Amount Section 9.2(b)
Direct Claim Section 9.4(c)
Draft Allocation Section 2.4
Effect Section 1.1
Employment Agreements Preamble
ERISA Section 4.10(a)
Estimated Closing Indebtedness Section 2.3(a)
Estimated Closing Report Section 2.3(a)
Estimated Selling Expenses Section 2.3(a)
FCPA Section 4.13(b)(vi)
Federal Health Care Program Section 4.14(c)
Final Allocation Section 2.4
Financial Statements Section 4.5(a)
Flow-Through Returns Section 6.7(d)(i)
HSR Act Section 4.4(b)
Inactive Company Employee Section 6.5(d)
Indebtedness Section 1.1
Indemnified Director and Officer Section 6.9(a)
Indemnified Party Section 9.4(a)
Indemnifying Party Section 9.4(a)
Insurance Policies Section 4.18
Interests Preamble
Interim Balance Sheet Section 4.5(a)
Interim Balance Sheet Date Section 4.5(a)
Key Personnel Preamble
Leased Real Property Section 4.16(b)
Leases Section 4.16(b)
Legal Restraints Section 7.1(a)

Loss Section 9.2(a)
Losses Section 9.2(a)
Material Contract Section 4.9(a)
Outside Date Section 8.1(a)(iii)
Owned Real Property Section 4.16(a)
Parties Preamble
Party Preamble
Privileged Communications Section 10.12
PTO Accrued Time Section 6.5(d)
Related Party Section 10.11
Sanctioned Countries Section 4.13(c)
Sanctions Section 4.13(c)
Securities Act Section 5.9
Seller Preamble
Seller 401(k) Plan Section 6.5(e)
Seller Accounts Section 6.13(c)
Seller Confidential Information Section 6.1(c)
Seller Indemnified Parties Section 9.3(a)
Seller Names Section 6.12(a)
Significant Customers Section 4.20
Significant Suppliers Section 4.20
Solvent Section 5.7
Special Claims Section 9.2(a)
Special Tax Matters Section 6.7(a)
Specified Claim Section 9.2(a)
Straddle Period Section 6.7(e)
Tail Policy Section 6.9(b)
Tax Agreements Section 4.7(g)
Tax Proceeding Section 6.7(f)
Transaction Section 2.1
Transfer Taxes Section 6.7(c)
Transition Services Agreement Preamble
under common control with Section 1.1

ARTICLE II – PURCHASE AND SALE OF INTERESTS
2.1 Purchase and Sale. At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s rights, title and interest in the Interests, free and clear of all Liens (other than transfer restrictions under applicable securities laws, if any), on the terms and subject to the conditions set forth in this Agreement (the “Transaction”).
2.2 Purchase Price. The Interests will be sold to Buyer for a total purchase price of $155,000,000 (the “Base Purchase Price”), subject to adjustment as provided in Section 2.3. At the Closing, Buyer shall pay to the Payment Agent, by wire transfer of immediately available funds, the Closing Purchase Price plus the Customer #1 Change of Control Payment, and the Payment Agent shall, pursuant to the terms of the Payment Agent Agreement, automatically and with no further action required by the parties thereto, pay (a) to Customer #1, the Customer #1 Change of Control Payment and (b) to Seller, the Closing Purchase Price, in each case, by wire transfer of immediately available funds to such accounts as shall be identified in the Payment Agent Agreement.
2.3 Purchase Price Adjustments.
(a) At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written report (the “Estimated Closing Report”) setting forth its good faith calculation of (i) estimated Working Capital (“Estimated Working Capital”); (ii) estimated Indebtedness (the “Estimated Closing Indebtedness”); (iii) estimated Cash (the “Estimated Closing Cash”); (iv) estimated Selling Expenses (the “Estimated Selling Expenses”) and (v) the Closing Purchase Price (after giving effect to the Customer #1 Change of Control Payment), in each case, calculated as of the Closing and prepared in accordance with the Accounting Principles. The Estimated Closing Report shall be binding on the Parties hereto for purposes of determining the Estimated Working Capital, the Estimated Closing Indebtedness, the Estimated Closing Cash, the Estimated Selling Expenses and the Closing Purchase Price.
(b) Within seventy five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a written report (the “Closing Report”) setting forth its good faith calculations of (i) Working Capital (the “Closing Working Capital”), (ii) Indebtedness (the “Closing Indebtedness”), (iii) Cash (the “Closing Cash”), (iv) Selling Expenses (the “Closing Selling Expenses”), and (v) the Final Adjustment Amount (after giving effect to the Customer #1 Change of Control Payment), in each case, calculated as of the Closing and prepared in accordance with the Accounting Principles. Buyer (A) shall deliver to Seller any documentary materials and analyses used in the preparation of the Closing Report that are reasonably requested by Seller and (B) shall, and shall use its commercially reasonable efforts to cause its accountants to, cooperate with and assist Seller and its accountants in the conduct of the review of such documentary materials and analyses, including by providing reasonable access to any relevant financial books and records and personnel to the extent reasonably requested by Seller in connection with such review; provided, that such access shall not unreasonably interfere with the normal business operations of Buyer or the Company. Buyer agrees that, following the Closing through the date that the Closing Report becomes final, binding and conclusive on all Parties in accordance with this Section 2.3, it will maintain records used in the preparation of the Closing Report in a manner that is not inconsistent with the past practice of the Company to the extent required to meet Buyer’s obligations set forth in this Section 2.3(b).
(c) In the event that Seller does not agree that the Closing Report prepared by Buyer accurately reflects all or any portion of the Closing Working Capital, the Closing Indebtedness, the Closing Cash, the Closing Selling Expenses or the Final Adjustment Amount, or that the Closing Report was prepared in the manner required by this Agreement, Seller shall, within sixty (60) days of the date on which Buyer delivers the Closing Report to Seller, prepare and deliver to Buyer a written notice of dispute (the “Dispute Notice”), which Dispute Notice shall set forth the amount and basis of each disputed item (together with supporting documentation therefor, including schedules or calculations). In the event that Seller does not deliver a Dispute Notice to Buyer, or Seller delivers written confirmation to Buyer of the Closing Report prepared by Buyer (the “Confirmation Notice”), in either case, within the time period required by the immediately preceding sentence, then the Closing Report prepared by Buyer, including the Closing Working Capital, the Closing Indebtedness, the Closing Cash, the Closing Selling Expenses and the Final Adjustment Amount set forth therein shall be deemed to be and shall become final, binding and conclusive on all of the Parties hereto and the applicable Party shall proceed to pay the Final Adjustment Amount in accordance with Section 2.3(e).
(d) In the event that Seller timely delivers a Dispute Notice to Buyer in accordance with the terms hereof, then (i) any component of the Closing Report to which Seller does not specifically object in any such timely Dispute Notice shall be deemed to be and shall become final, binding and conclusive on all of the Parties hereto and (ii) Buyer and Seller shall attempt to reconcile the disputed items, and any resolution by them as to any such disputes shall be final, binding and conclusive on all of the Parties hereto. If Seller and Buyer are unable to resolve any such dispute within twenty (20) Business Days of Buyer’s receipt of the Dispute Notice from Seller, Buyer or Seller may submit the items remaining in dispute for resolution to the Independent Accounting Firm and shall together engage the Independent Accounting Firm accordingly. Promptly following the submission of the items in dispute to the Independent Accounting Firm, and in any event within ten (10) Business Days following such submission, each of Buyer and Seller shall submit to such Independent Accounting Firm (and the other Party) all documentary materials and analyses that Buyer or Seller, as the case may be, believes to be relevant to a resolution of the dispute set forth in the Dispute Notice. The Independent Accounting Firm shall consider only those items or amounts set forth in the Closing Report as to which Seller has disagreed in the Dispute Notice. The Independent Accounting Firm’s determination shall be based solely on written submissions by Seller and Buyer that are in accordance with the applicable definitions, guidelines and procedures set forth herein (i.e., not on the basis of independent review nor based on any consideration of any settlement offer or related discussion pursuant to the first sentence of this Section 2.3(d)). Neither Party shall engage in any ex parte communications with the Independent Accounting Firm. Buyer and Seller shall use their respective commercially reasonable efforts to cause the Independent Accounting Firm to determine and deliver to Buyer and Seller a written report containing such Independent Accounting Firm’s determination of all disputed matters submitted to it for resolution as soon as practicable, but in any event within thirty (30) days after receipt of all such submissions by Buyer and Seller, and such written report and the determinations contained therein shall be final, binding and conclusive on all of the Parties hereto. With respect to each disputed item, such determination, if not in accordance with the position of either Buyer or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Dispute Notice or Buyer in the Closing Report. The fees and expenses of the Independent Accounting Firm shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the ratio that the aggregate amount actually in dispute but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.
(e) Within three (3) Business Days after the Closing Report has become final, binding and conclusive on all Parties in accordance with this Section 2.3, pursuant to either the delivery of the Confirmation Notice or pursuant to Section 2.3(d), (i) Buyer shall pay to Seller (or its designee) the Final Adjustment Amount, if the Final Adjustment Amount is positive or (ii) Seller shall pay to Buyer (or its designee) the absolute value of the Final Adjustment Amount, if the Final Adjustment Amount is negative. Payments under this Section2.3(e) shall be made by wire transfer in immediately available funds to an account that is designated in writing by the Party entitled to payment.

(f) Any payments made pursuant to this Section 2.3 and any indemnification payments made pursuant to Article IX shall be treated as adjustments to the Closing Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
2.4 Tax Treatment; Allocation of Purchase Price. Buyer and Seller agree to treat, for U.S. federal income Tax purposes (and applicable state and local Tax purposes), the sale of all of the Interests of the Company by Seller to Buyer pursuant to this Agreement as if Seller sold to Buyer all of the assets of the Company in exchange for the amount treated as consideration for U.S. federal income Tax purposes (the “Agreed Tax Treatment”). Within the later of (i) sixty (60) days after the Closing Date or (ii) forty-five (45) days following the final determination of the Final Adjustment Amount pursuant to Section 2.3, Buyer shall deliver to Seller a draft allocation of the Base Purchase Price (as adjusted pursuant to Section 2.3) and all other amounts treated as consideration for federal income tax purposes among the assets of the Company (the “Draft Allocation”). The Draft Allocation shall be reasonable and shall be prepared in accordance with Section 1060 of the Code. If Seller disagrees with the Draft Allocation, Seller may deliver, within sixty (60) days after receipt of the Draft Allocation, a written notice to Buyer stating that it disagrees with the Draft Allocation, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation in respect of those items. Buyer and Seller shall then use their commercially reasonable efforts to reach agreement on any such disputed items or amounts. If, after using commercially reasonable efforts, Buyer and Seller are unable to reach such agreement, each of Buyer and Seller may adopt separate positions on their respective Tax Returns with respect to such disputed items or amounts. The Draft Allocation, to the extent agreed or adjusted pursuant to any agreement between Buyer and Seller (the “Final Allocation”), shall be conclusive and binding on all Parties. Buyer and Seller agree that they shall (and shall cause their respective Affiliates to) prepare and file all Tax Returns (and IRS Forms 8594) in a manner consistent with the Agreed Tax Treatment and the Final Allocation (if applicable), and shall file any additional information returns required to be filed to reflect any subsequent mutually agreed upon adjustments to the Final Allocation, in each case unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.
2.5 Withholding. Buyer shall be entitled to deduct and withhold from the amounts payable under this Agreement such amounts as may be required to be deducted and withheld under the Code and any other applicable Tax Laws; provided that, except with respect to any compensatory payments, (i) Buyer will provide two (2) Business Days’ notice to Seller prior to any such withholding and (ii) if Seller timely delivers the certificate described in Section 3.2(a)(ii) (FIRPTA Certificate), no such withholding shall be permitted with respect to any payment due to Seller unless such withholding is required by a change in Law following the date of this Agreement. Any such withheld amount shall be treated as though it had been paid to the Person in respect of which such withholding was required.
ARTICLE III – CLOSING
3.1 Closing Date. Subject to the satisfaction of the conditions set forth in Articles VII and VIII hereof (or the written waiver, to the extent permitted by applicable Law, thereof by the Party entitled to waive that condition) and receipt of the Closing Purchase Price by Seller, the closing of the Transaction (the “Closing”) shall take place at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, Suite 2200, Denver, CO 80202 (or at such other place as Seller and

Buyer may agree) at 10:00 a.m. (Eastern time) on the third (3rd) Business Day after the satisfaction (or the written waiver, to the extent permitted by applicable Law, thereof by the Party entitled to waive that condition) of each condition to the Closing set forth in Articles VII and VIII (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or the written waiver, to the extent permitted by applicable Law, thereof by the Party entitled to waive that condition) of such conditions), unless another time or date, or both, are agreed to in writing by Buyer and Seller. The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”
3.2 Closing Date Deliveries.
(a) At the Closing, Seller shall deliver, or cause to be delivered, the following:
(i) to Buyer, a duly executed counterpart to an assignment and transfer agreement transferring the Interests to Buyer free and clear of all Liens (other than restrictions on transfers under applicable securities laws, if any) in a form that is customary and reasonably acceptable to each Party and consistent with the terms of this Agreement (the “Assignment and Transfer Agreement”);
(ii) to Buyer, a certificate duly executed and completed by the entity that is treated as the owner of the Company for U.S. federal income tax purposes, substantially in the form specified in Treasury Regulations Section 1.1445-2(b)(2)(iv), certifying such entity’s non-foreign status;
(iii) to Buyer, a duly executed counterpart to the Transition Services Agreement;
(iv) to Buyer and the Payment Agent, a duly executed counterpart to the Payment Agent Agreement;
(v) to Buyer, a certificate executed by a duly authorized officer of Seller as to the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b);
(vi) to Buyer, confirmation in form and substance reasonably acceptable to Buyer that the Tail Policy has been purchased in accordance with Section 6.9(b);
(vii) to Buyer, letters of resignation from each of the Persons set forth on Section 3.2(a)(vii) of the Company Disclosure Schedule, evidencing the resignation of each such Person from all manager or officer positions with respect to the Company;
(viii) to Buyer, evidence, in form and substance reasonably satisfactory to Buyer, of the release of all Liens (other than Permitted Liens) with respect to the Interests and the assets of the Company; provided, however, that to the extent such Liens arise pursuant to the terms of the Debt Agreements, the obligation of Seller to deliver evidence, in form and substance reasonably satisfactory to Buyer, of the release of such Liens thereunder shall be satisfied by Seller delivering to Buyer a copy of a certificate, instrument, document or agreement executed by the Administrative Agent (as defined in the Credit Agreement) or the Collateral Agent (as defined in the Credit Agreement), as applicable, (A) acknowledging the release of the guarantee by the Company of the obligations under the Credit Agreement and the release of all Liens (other than Permitted Liens) with respect to the Interests and the assets of the Company that secure the obligations under the Credit Agreement, (B) agreeing to file, or authorizing the filing of, an applicable UCC termination statement with respect to the Company, and (C) agreeing to execute releases of all filings made by the Administrative Agent or Collateral Agent, as applicable, in the U.S. Patent and Trademark Office with respect to Trademarks owned by the Company and agreeing to file or authorizing the filing of such releases in the U.S. Patent and Trademark Office, in each case of this clause (viii), upon the consummation of the Closing;
(ix) to Buyer, evidence, reasonably satisfactory to Buyer, of the termination of all Affiliate Agreements in accordance with Section 6.11;
(x) to Buyer, evidence, reasonably satisfactory to Buyer, of the resignation or termination of the executory authority of each authorized signatory listed on Section 4.21 of the Company Disclosure Schedule;
(xi) to Buyer, duly executed Intellectual Property or Intellectual Property Rights transfer or assignment agreements reasonably satisfactory to Buyer for: (A) the Trademarks that Parent owns as set forth on Section 4.8(a)(i) of the Company Disclosure Schedule; and (B) the domain names for which Parent is the registered owner as set forth on Section 4.8(a)(ii) of the Company Disclosure Schedule;
(xii) to Buyer, the Required Consents; and
(xiii) to Buyer, accurate and complete copies of the Company’s Organizational Documents and, to the extent in the Company’s or Seller’s possession, minute books and records of all meetings and actions taken by written consent of the member of the Company.
(b) At the Closing, Buyer shall deliver, or cause to be delivered, the following:
(i) to the Payment Agent, the Closing Purchase Price and the Customer #1 Change of Control Payment, for further distribution to Seller on the Closing Date by the Payment Agent in accordance with the Payment Agent Agreement;
(ii) to Seller, a duly executed counterpart to the Assignment and Transfer Agreement;

(iii) to Seller, a certificate executed by a duly authorized officer of Buyer as to the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b);
(iv) to Seller, a duly executed counterpart to the Transition Services Agreement;
(v) to Seller and the Payment Agent, a duly executed counterpart to the Payment Agent Agreement; and
(vi) to Seller, a duly executed bound copy of the Buyer R&W Insurance Binder and form of Buyer R&W Insurance Policy.
ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the Company Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:
4.1 Organization and Good Standing of Seller and the Company; No Violations; No Subsidiaries.
(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own the Interests. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate, lease and otherwise hold its assets and properties and to carry on the Business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each other jurisdiction in which it owns, operates, leases or otherwise holds assets or properties, or conducts business, so as to require such qualification, except where the lack of such qualification or good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b) The Company is not in violation of any of the provisions of its Organizational Documents. Seller has provided to Buyer, prior to the date hereof, complete and correct copies of the Organizational Documents of the Company.
(c) The Company has no Subsidiaries and owns no equity interests in any Person.
4.2 Authorization of Agreement. Seller has all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party by Seller, and the consummation of the transactions contemplated hereby and thereby by Seller, have been duly authorized and approved by all requisite action on the part of Seller, its board of directors and its stockholders, as required by its Organizational Documents. This Agreement has been, and the other Transaction Documents will be, at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents, when so executed and delivered, will constitute, the legal, valid and binding obligation of Seller enforceable against it in accordance with its respective terms, subject to the Enforceability Exceptions.
4.3 Ownership of Membership Interests.
(a) Seller is the sole member of the Company and has good and valid title to one hundred percent (100%) of the Interests, free and clear of all Liens, other than transfer restrictions under applicable securities laws, if any. The Interests are validly issued, fully paid and nonassessable and are not, and have never been, certificated. Upon Seller’s receipt of the Closing Purchase Price, good and valid title to the Interests will pass to Buyer, free and clear of any Liens (other than transfer restrictions under applicable securities laws, if any).
(b) Other than the Interests, no membership interests, equity interests or any other securities in the Company have been authorized, issued or are outstanding. Other than this Agreement, there are no outstanding or authorized rights, subscriptions, warrants, plans or other agreements or commitments, to which the Company or Seller is a party or which are binding upon the Company or Seller providing for the sale or transfer of the Interests or the issuance of any additional ownership interests in the Company. The Interests are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, or any voting trusts, proxies or other agreements with respect to the voting or transfer of equity interests, under any applicable Law, the Organizational Documents of the Company or any Contract to which Seller or the Company is a party or by which Seller or the Company or any of their respective assets is bound. There are no outstanding obligations, contingent or otherwise, of Seller or the Company to repurchase, redeem or otherwise acquire any Interests.
4.4 Conflicts; Consents of Third Parties.
(a) Assuming all consents, approvals, waivers, Orders and Permits described in Section 4.4(b) and Section 5.3(b) have been obtained, and all declarations, filings or notifications described in Section 4.4(b) and Section 5.3(b) have been made, none of the execution, delivery or performance by Seller of this Agreement or any other Transaction Document, nor the consummation by Seller of the transactions contemplated hereby or thereby, will conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation of any obligation, or result in the creation of any Lien upon any of the properties or assets of Seller or the Company, as applicable, under any provision of (i) the Organizational Documents of Seller or the Company, (ii) any Material Contract or any Permit applicable to the Company or by which any of the properties or assets of the Company are bound or (iii) any Law or Order applicable to Seller or the Company or by which any of the properties or assets of Seller or the Company are bound.
(b) No consent, approval, waiver, Order, Permit or declaration or filing with, or notification to, any Person (under any Contract or otherwise) or Governmental Body is required on the part of Seller or the Company in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party by

Seller, or the consummation of the transactions contemplated hereby or thereby, other than (i) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (ii) such other consents, approvals, waivers, Orders or Permits the failure of which to obtain from, or declarations, filings or notifications the failure of which to make to, any Governmental Body would not reasonably be expected, individually or in the aggregate, to be material to the Company or adversely affect, in any material respect, the ability of Seller to perform its obligations hereunder or consummate the transactions contemplated hereby and (iii) filings necessary to evidence the release of any Liens to be released in connection with the Closing.
4.5 Financial Statements; No Undisclosed Liabilities.
(a) Attached hereto as Section 4.5 of the Company Disclosure Schedule are (i) the unaudited balance sheets for the Company as of December 31, 2018, and the related unaudited income statements for the fiscal year then-ended (the “Annual Financial Statement”), and (ii) the unaudited balance sheet (the “Interim Balance Sheet”) of the Company as of September 30, 2019 (the “Interim Balance Sheet Date”) and the related unaudited income statement for the nine (9) month period then ended (together with the Annual Financial Statement, the “Financial Statements”).
(b) The Financial Statements were derived from the books and records of the Company and were prepared in accordance with GAAP, except as otherwise noted therein, consistently applied, subject to normal year-end adjustments and the absence of footnotes, as at the dates and for the periods presented, none of which adjustments or footnote disclosures would, alone or in the aggregate, be material. The Financial Statements present fairly in all material respects the financial position and results of operations of the Company as at the dates and for the periods presented therein, and properly reflect all tax accounting, intercompany accounts and liability allocations (excluding those arising from pushdown accounting) related to the Company and the Business.
(c) The Company has established and adhered to a system of internal accounting controls that is designed to provide assurance regarding the reliability of financial reporting. Since October 10, 2017, there has not been (i) any significant deficiency or weakness in any system of internal accounting controls used by the Company, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of the Financial Statements or the internal accounting controls used by the Company or (iii) any claim or allegation regarding any of the foregoing.
(d) The Company does not have any Liabilities of any kind that would be required to be reflected in, reserved against or otherwise described on an audited balance sheet prepared in accordance with GAAP, and that are not so reflected in, reserved against or described on the Financial Statements, other than (i) Liabilities reflected on the Interim Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date, (iii) Selling Expenses (which will be satisfied in connection with the Closing),and (iv) Liabilities incurred in connection with (A) non-delinquent ordinary course executory Contracts with customers and lessors, and (B) trade payables and other items reflected in the determination of Working Capital.

4.6 Absence of Certain Developments.
(a) Except as listed on Section 4.6 of the Company Disclosure Schedule, from September 30, 2019 through the date hereof, other than in respect of its negotiation, execution, delivery and performance of this Agreement, the Company (i) has operated, in all material respects in the ordinary course of business and (ii) has not taken any actions that would breach the terms of Section 6.2(b) if taken after the date hereof and prior to the Closing.
(b) From September 30, 2019 through the Closing Date, there has not been a Material Adverse Effect.
4.7 Taxes.
(a) All income and other material Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account extensions), all such Tax Returns were prepared in accordance with applicable Law and are true, correct and complete, and all income and other material Taxes owed by the Company (whether or not shown as due on such Tax Returns) have been timely paid.
(b) No examination, audit, claim, assessment, deficiency or Legal Proceeding in respect of any Taxes of the Company is pending or has been threatened by any Governmental Body in writing. All deficiencies asserted or assessments made as a result of any examination by any taxing authority of the Tax Returns of the Company have been fully paid and no issue has been raised by a taxing authority in any prior examination of the Company that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.
(c) The Company is not the beneficiary of any extension of time within which to file any Tax Return, make any elections, designations or similar filings relating to Taxes for which it is or may be liable, or to pay or remit any Taxes or amounts on account of Taxes for which it is or may be liable. The Company has not executed or filed with any Governmental Body any agreement currently in effect that extends or waives the period of assessment, reassessment or collection of any Taxes.
(d) There are no Liens for Taxes on any of the assets or properties of any of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.
(e) The Company and its Subsidiaries have duly and timely withheld from salaries, wages, remuneration and other amounts paid or owing and deposited or remitted with and reported to the appropriate taxing authorities all material amounts required to be so withheld, deposited, remitted or reported for all periods under all applicable Laws.
(f) No claim has been made in writing by any taxing authority in a jurisdiction in which the Company does not file a particular type of Tax Return or pay a particular type of Tax that it is or may be required to file such Tax Return or pay such type of Tax in that jurisdiction.

(g) The Company (i) is not party to or bound by any Tax sharing agreement, Tax indemnity or similar agreement with respect to Taxes, other than commercial agreements not primarily related to Taxes (the “Tax Agreements”), (ii) is not subject to any private letter ruling of the IRS or any comparable rulings of any Governmental Body, (iii) is not bound by, has not agreed to and is not required to make (other than changes required as a result of the transactions contemplated herein) any adjustments pursuant to Section 481(a) of the Code or any similar provision of applicable Law nor, to the Knowledge of Seller, has any Governmental Body proposed any such adjustment, nor does the Company have any application pending with any Governmental Body requesting permission for any changes in accounting methods that relate to the Company, (iv) has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable Law, (v) has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (vi) has not, nor has ever had, a permanent establishment or otherwise conducted business in any country other than the country of its organization, (vii) has not granted any Person any power of attorney that is currently in force with respect to any material Tax matter or (viii) has no liability for the unpaid Taxes of any other Person as a transferee or successor.
(h) The Company is not required to report or include an item of income, or exclude an item of deduction, in any period beginning after the Closing Date as a result of (i) a sale governed by Section 453 of the Code (or analogous provision of state or local Law) closed prior to the Closing Date; (ii) a sale treated as an open transaction for any income tax purposes closed prior to the Closing Date; or (iii) any prepaid amounts received prior to the Closing Date.
(i) The Company is, and has been at all times since its inception, treated and properly classified as a disregarded as an entity separate from its owner for all federal, state, local and other income Tax purposes. None of Seller, the Company, nor any Affiliate thereof has taken any action, filed any Tax Return or made any election inconsistent with such treatment.
4.8 Intellectual Property; Privacy and Data Protection.
(a) Section 4.8(a) of the Company Disclosure Schedule contains a complete list of all (i) registrations and applications for registration of Company Intellectual Property, (ii) material unregistered Trademarks owned by the Company, (iii) proprietary Software owned or purported to be owned by the Company and (iv) Company IT Systems owned by the Company that store, maintain, organize, process, analyze or test, as applicable, any customer Personal Data or the proprietary Software listed in Section 4.8(a)(iii) of the Company Disclosure Schedule. For each such item listed, Section 4.8(a) of the Company Disclosure Schedule includes, where applicable, (A) the current owner (including, with respect to Internet domain names, social media usernames and other digital identifiers, the current registrant), (B) the jurisdiction where the application, registration or issuance is filed, (C) the application, registration and issue number, and (D) the application, registration and issue date. All registrations set forth or required to be set forth in Section 4.8(a)(i) of the Company Disclosure Schedule are subsisting, and with respect to Copyrights, Trademarks and, to the Knowledge of Seller, Patents, valid and enforceable, and all applications set forth therein are pending and in good standing. All payments and filings associated with filing, prosecuting, obtaining, maintaining, perfecting, preserving or renewing each item of Company Intellectual Property set forth in Section 4.8(a)(i) of the Company Disclosure Schedule have been timely paid or made.

(b) (i) the Company solely owns the entire right, title and interest in and to the Company Intellectual Property (other than Intellectual Property and Intellectual Property Rights exclusively licensed to the Company) free and clear of any Lien, except for Permitted Liens, and (ii) the Company has a valid, subsisting and continuing right to use all other Intellectual Property and Intellectual Property Rights used in or necessary for the Business as currently conducted.
(c) The Company has not received, since December 31, 2015, any charge, complaint, claim, demand or notice challenging the scope, validity, enforceability, use or ownership of any of the Company Intellectual Property or Company Product. The Company is not bound by, and no Company Intellectual Property is subject to, any Contract with any Person or any judgment of any court or other Governmental Body that limits or restricts the ability of the Company to use, exploit, make available, assert or enforce any Company Intellectual Property or Company Product anywhere in the world. The Company has not granted to any Person any exclusive license or exclusive right to commercialize or commercially exploit any Company Intellectual Property or Company Product.
(d) To the Knowledge of Seller, no Person is infringing (directly, contributorily, or by inducement), misappropriating or otherwise violating any Company Intellectual Property. No claims, written notices or Legal Proceedings are pending or threatened against any Person by the Company regarding any actual or potential infringement, dilution, misappropriation, violation or other unauthorized use of any Company Intellectual Property or Company Product.
(e) The Company has not infringed (directly, contributorily, or by inducement), misappropriated, diluted or otherwise violated or made unlawful use of any Intellectual Property or Intellectual Property Right of any other Person. No Company Software and no Company Product infringes, dilutes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Since December 31, 2015, the Company has not received any written notice, claim or allegation or, to the Knowledge of Seller, any threatened claim or allegation (including the offer to take a license) that any Company Intellectual Property, Company Product or the conduct of the Business infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates any Person’s Intellectual Property or Intellectual Property Rights. There are no Legal Proceedings pending against the Company by any Person alleging that the operation or conduct of the Business infringes (directly, contributorily, by inducement or otherwise), misappropriates, or otherwise violates the Intellectual Property or Intellectual Property Rights of such Person.
(f) Each Company Employee, consultant, or any other Person involved in the creation or development of any Company Intellectual Property has executed and delivered to the Company a written, enforceable agreement that includes a present assignment to the Company assigning all such Intellectual Property and Intellectual Property Rights to the Company pertaining to such Company Employee’s, consultant’s or Person’s contribution, development or conception of such Intellectual Property or Intellectual Property Right and includes protections of the confidential information of the Company. To the Knowledge of Seller, no current or former Company Employee or any other Person involved in the creation or development of Company Intellectual

Property has any right, license, claim or interest in or with respect to any Intellectual Property or Intellectual Property Right necessary for the conduct of the Business.
(g) The Company has taken and uses reasonable measures and precautions (including security measures) necessary to protect and maintain the confidentiality and secrecy of all Trade Secrets and to protect the confidentiality of the Trade Secrets included in the Company Intellectual Property.
(h) Software.
(i) The Company has maintained and protected the Company Software (including source code and system specifications) owned by the Company with appropriate, confidentiality and non-disclosure agreements as are reasonably necessary to protect the Trade Secrets contained therein. The Company possesses all source code, Documentation and materials necessary or used to compile, maintain, implement and operate the Company Software owned by the Company.
(ii) To the Knowledge of Seller, the Company Software does not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (B) damaging or destroying any data or file without the user’s consent.
(iii) To the Knowledge of Seller, none of the Company Software: (A) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system currently containing or used in conjunction with such Company Software, or (B) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or system currently containing or used in conjunction with such Company Software.
(i) The Company has not delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Company, any source code for any Company Software or Company Product. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or could reasonably be expected to result in the delivery, license or disclosure of the source code for any Company Software or Company Product to any other Person.
(j) Section 4.8(j) of the Company Disclosure Schedule accurately identifies and describes: (i) each item of Open Source Software that is contained in, distributed with or used in the development of the Company Software or Company Products or from which any part of the Company Software is derived and (ii) the Company Software or Company Product to which each such item of Open Source Software relates. The Company’s use of Company Software or Company Products does not violate any license terms applicable to any item of Open Source Software, and the Company has all rights in each item of Open Source Software needed for the

Business as currently conducted without violation of any license terms pertaining to such Open Source Software or infringement of third-party Intellectual Property or Intellectual Property Rights. The Company Software and any Company Products do not incorporate and have not been distributed with any Software in source code, object code, software library, or executable form that contains or is distributed as “free software” or “open source software” or is otherwise distributed under a distribution model that: (A) requires the licensing or distribution of source code to licensees, (B) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any software, (C) allows any party to decompile, disassemble, or otherwise reverse-engineer any software, or (D) requires the licensing of any software to any other party for the purpose of making derivative works.
(k) No Company Software has been donated to the public domain or made available as Open Source Software. The Company is not and has not been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property.
(l) The Company, through one or more Affiliates, has at all times displayed on one or more Company Affiliates’ web sites a privacy policy that (i) is applicable to the Company, and (ii) complies with all applicable Laws. The Company has complied at all times with its applicable privacy policies, contractual obligations and all Privacy Requirements and any other applicable legal requirements pertaining to Personal Data, privacy, data protection, and data security requirements. There is no Legal Proceeding currently pending or threatened against the Company by any private party or Governmental Body with respect to Personal Data or compliance with any Privacy Requirements.
(m) The Company has established and is in compliance with a comprehensive written information security program that: (i) identifies internal and external risks to the security of all data and confidential information, including Personal Data, and includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of such data maintained by or on behalf of the Company; (ii) is designed to protect against loss, theft, unauthorized access, use and disclosure of Company IT Systems, databases, Personal Data and confidential data; and (iii) uses commercially reasonable security measures and other administrative, technical and physical safeguards (including appropriate encryption) for transmission of information across wireless and wired networks and storage of confidential information and Personal Data to protect such data against loss, theft, unauthorized access, use and disclosure. Since December 31, 2013, no Personal Data maintained by the Company or, to the Knowledge Seller, by a third party on the Company’s behalf, has been subject to unauthorized use, access or acquisition that required Company to provide notice of such incident pursuant to any applicable breach notification Law or any Privacy Requirement. In addition, the Company has not notified any Person of any such incident pursuant to any applicable breach notification Law or Privacy Requirement.
(n) To the Knowledge of Seller, there are no current or historic facts or circumstances that would reasonably be expected to give rise to: (i) any civil or criminal liability related to the Privacy Requirements; (ii) any action by the U.S. Department of Health and Human Services, any state Office of Attorney General, or any other Governmental Body pursuant to the Health Information Privacy Laws, or (iii) any other third Person with respect to a violation of any Privacy Requirement. There has been no unauthorized use or disclosure of Protected Health Information, or “Breach” of “Unsecured Protected Health Information” (as such terms are defined in Health Information Privacy Laws). The Company and, to the Knowledge of Seller, the Company’s customers have obtained all required authorizations, consents, or other legal permissions from individuals or others for the use or disclosure of Personal Data (including Protected Health Information) in compliance with all Privacy Requirements; such authorizations, consents, or other legal permissions are current, and there are no secondary uses of Personal Data that are outside the scope of any such authorizations, consents, or other legal permissions in any material respect, except where in compliance with the Privacy Requirements and other applicable Laws.
4.9 Material Contracts.
(a) Section 4.9 of the Company Disclosure Schedule identifies each Contract in effect as of the date hereof to which the Company is a party or by which any of the properties or assets of Seller or the Company are bound (each Contract listed and required to be listed on Section 4.9 of the Company Disclosure Schedule, a “Material Contract”) (excluding any Benefit Plans) that:
(i) required payments to the Company in excess of $375,000 in fiscal year 2018 or payments from the Company in excess of $250,000 in fiscal year 2018;
(ii) is made with any Affiliate of the Company or with Apollo Global Management, LLC or any of its affiliated investment funds;
(iii) contains a provision (A) limiting in any material respect the ability of the Company to engage in any line of business or in any geographic area or to compete with any Person, to market any product or to solicit customers or employees, (B) granting the other party “most favored nation” status or equivalent preferential terms, or (C) granting the other party exclusivity or similar rights;
(iv) evidences any outstanding Indebtedness of the Company;
(v) provides for the making of any advance, loan, extension of credit or capital contribution to, or other investment in, a Person;
(vi) provides for an equity investment, joint venture, partnership or similar arrangement;
(vii) grants any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any ownership interests in or material assets of the Company;
(viii) is with a Significant Customer or Significant Supplier, other than purchase or sales orders made in the ordinary course of business;

(ix) cannot be terminated by the Company without penalty on ninety (90) days’ or fewer notice and that could reasonably be expected to cause the Company to incur aggregate expenditures of more than $250,000 in any calendar year;
(x) grants any Person a power of attorney with respect to the material affairs of the Company;
(xi) obligates the Company to make a future acquisition or disposition of any business, material assets, securities or property (including real property);
(xii) evidences any settlement of any claim or Legal Proceeding and contains ongoing obligations in excess of $100,000;
(xiii) grants any Person a license, a covenant not to sue or right to (whether or not currently exercisable) any Company Intellectual Property (other than non-exclusive licenses granted by the Company to third parties in the ordinary course of business which do not impair the conduct of the Business);
(xiv) is a coexistence agreement, settlement agreement or consent agreement, in each case, under which the Company is restricted in its right to use, enforce or register any Company Intellectual Property;
(xv) provides for the Company receiving a license or right from any Person to use any third party Intellectual Property or Intellectual Property Right (other than licenses to Off-the-Shelf Software or nondisclosure agreements or customer agreements entered into in the ordinary course of business) involving a license fee payable by the Company in fiscal year 2018 in excess of $10,000;
(xvi) provides for the creation, development or customization of Intellectual Property or Intellectual Property Right for or on behalf of (or for the benefit or use of) the Company (other than pursuant to the Company’s standard employee invention assignment agreement, the form of which has been made available to Buyer);
(xvii) provides for indemnification or warranting by the Company, in each case, with respect to Company Intellectual Property or a Company Product (other than pursuant to the Company’s customer agreements in the ordinary course of business);
(xviii) provides for the escrow or disclosure of source code, in each case, with respect to any Company Intellectual Property or Company Software;
(xix) provides for any third Person providing co-location, outsourcing, hosting or related services to the Company, which services are used by the Company to fulfill its obligations to provide Company Products to its customers;
(xx) is a lease or otherwise with respect to Leased Real Property, or other Contract pursuant to which the Company is either lessor or lessee;

(xxi) is a Commingled Contract (whether or not listed on Section 6.12(d) of the Company Disclosure Schedule) involving a payment by the Company in fiscal year 2018 in excess of $10,000;
(xxii) contains earn-out, deferred or contingent purchase price obligations, or the assumption of any material Liability of any Person;
(xxiii) other than the Company’s standard offer letter, is an employment or separation or severance Contract or a Contract with an individual independent contractor or consultant that (A) is not cancellable by the Company without penalty on less than ninety (90) days’ notice or (B) has ongoing payment or other obligations binding on the Company; or
(xxiv) is an amendment, modification, extension or renewal of any of the foregoing, excluding any purchase or sale orders made in the ordinary course of business, except to the extent that any of the foregoing by its terms would otherwise constitute a Material Contract hereunder.
(b) Each Material Contract is a legal, valid and binding obligation of the Company or Seller, as applicable, and, to the Knowledge of Seller, on each counterparty, and is in full force and effect, subject to the Enforceability Exceptions. The Company and Seller have performed all material obligations required to be performed by them under the Material Contracts, and neither the Company nor Seller is (with or without the lapse of time or the giving of notice, or both) in breach or default, and have not received any written notice of any breach or default, in any material respect thereunder and, to the Knowledge of Seller, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. No event or condition exists, and the Company and Seller have not received any written notice of the existence of any such event, that constitutes or will constitute (after the lapse of time or the giving of notice, or both) a default under any Material Contract or result in any termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Neither Seller nor the Company has provided or received any written notice of any intention to terminate or materially amend any Material Contract. Seller has made available to Buyer correct and complete copies of each of the Material Contracts.
4.10 Employee Benefit Plans.
(a) Section 4.10(a)(i) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each material Benefit Plan. “Benefit Plan” shall mean any plan, program, policy or Contract providing for compensation, severance, termination pay, performance awards, equity or “profits interests” awards, health insurance, 401(k) plan, fringe benefits or other employee benefits, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in any case, (i) that is sponsored, maintained or contributed to by Seller or any of its Affiliates in which any current or former employee of the Company or any Company Employee participates or (ii) in respect of which the Company has any liability. The Company has made available to Buyer true and complete copies of each material Benefit Plan (or, to the extent that no such copy exists, a written description thereof). Each Benefit Plan that is maintained by the Company is identified with an asterisk on Section 4.10(a)(ii) of the Company Disclosure Schedule (each such Benefit Plan, a “Company Plan”). Other than as set forth in Section 6.5, the Company will not have any liability with respect to any Benefit Plan, other than a Company Plan, after the Closing.
(b) Each Benefit Plan has been established, maintained and operated in all respects in accordance with its terms and in compliance with all applicable Laws, including, if applicable, ERISA and the Code.
(c) There is no Legal Proceeding or claim for benefits pending, or, to the Knowledge of Seller, threatened (other than routine claims for benefits) with respect to any Benefit Plan.
(d) No Benefit Plan is under audit or, to the Knowledge of Seller, investigation by, or is the subject of a Legal Proceeding with respect to, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.
(e) Each Benefit Plan that is intended to be qualified under Section 401(a) is, to the Knowledge of Seller, so qualified and has received a currently effective favorable determination letter from the IRS or is entitled to rely on an opinion or advisory letter from the IRS, and a copy of each such letter has been made available to Buyer.
(f) No Company Employee or other current or former employee is entitled to any welfare benefits following his or her termination of employment with the Company and its Affiliates, other than as required by applicable Law.
(g) No Benefit Plan is, and the Company does not have any Liability (including contingent liability on account of an ERISA Affiliate or otherwise) with respect to, an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. The Company has no Liability (including contingent liability on account of an ERISA Affiliate or otherwise) on account of a violation of Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.
(h) Except as identified in Section 4.10(a)(i) of the Company Disclosure Schedule, no Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)), is reasonably expected to (i) result in any material payment or material benefit becoming due to or with respect to any Company Employee or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Except as identified in Section 4.10(h)(ii) of the Company Disclosure Schedule, neither the execution of this Agreement nor the transactions contemplated hereby (either alone or in connection with any other event) will result in any payment or benefit constituting a “parachute payment” within the meaning of Section 280G of the Code. The Each Benefit Plan that is subject to Section 409A of the Code has, with respect to the Company Employees and all other current and former employees of the Company, been operated and maintained in all respects in accordance with Section 409A of the Code. The Company does not have any obligation to make a "gross-up" or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

4.11 Labor.
(a) The spreadsheet posted in “Project Shield – Clean Room” at file site location 1.1.5 of the Project Shield Merrill Datasiteone on November 20, 2019 contains a list of all of the employees and independent contractors of the Company as of the date hereof, specifying their name, title or position (including whether full or part time), hire date, current annual base compensation rate, commission, bonus or other incentive compensation paid during 2018, location and status. All compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed has been paid in full (or accrued in full on the Estimated Closing Report). Section 4.11(a)(ii) of the Company Disclosure Schedule sets forth each employment agreement or other contract for each current employee with an annual base compensation of $125,000 or greater as of the date hereof.
(b) As of the date hereof, neither the Company nor any of its Affiliates is party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union.
(c) As of the date hereof and since December 31, 2015, there are and have been no (i) strikes, walk-outs, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving the Company, (ii) to the Knowledge of Seller, union organization campaigns with respect to Company Employees and no disputes concerning representation of such Company Employees, or (iii), written communications received by the Company of the intent of any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company and, to the Knowledge of Seller, no such investigation is in progress.
(d) The Company is in compliance in all material respects with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours and unfair labor practices, and no Legal Proceedings relating to employment and labor relations, or compliance with any applicable Laws regulating employment, employment practices or labor relations, is pending or threatened in writing against the Company or any of its Affiliates.
(e) There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company or any Subsidiary of the Company since December 31, 2015, and the Company is in material compliance, to the extent applicable, with the WARN Act.
(f) All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, and all companies or individuals providing services to the Company classified as independent contractors under the Fair Labor Standards Act and any state and local wage and hour laws are properly classified.
(g) All Change of Control Payments and Change of Control Payment Recipients are set forth on Section 4.11(g) of the Company Disclosure Schedule.

(h) As of the date hereof, (i) each Company Employee provides services to Seller and its Affiliates that are primarily related to the Company, and (ii) no employee of Seller or its Affiliates who is not a Company Employee provides services to Seller or its Affiliates that are primarily related to the Company. Each Company Employee is employed by the Company or will be transferred to the Company at or before the Closing.
4.12 Legal Proceedings. As of the date hereof, there is no Legal Proceeding to which the Company is a party pending or, to the Knowledge of Seller, threatened. As of the date hereof, the Company is not subject to any outstanding Order or unsatisfied judgment, penalty or award. To the Knowledge of Seller, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Order. To the Knowledge of Seller, there is no Legal Proceeding against any current or former director, manager or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation. Section 4.12 of the Company Disclosure Schedule contains a true and complete list of all Legal Proceedings, Orders and claims for indemnification or other material controversies, complaints or investigations involving the Company that have arisen or been pending at any time since December 31, 2015.
4.13 Compliance with Laws; Permits.
(a) The Company is and, since December 31, 2013, the Company has been in compliance in all material respects with all Laws of any Governmental Body applicable to the Business and its properties or assets, and the Company has not received any written notice of a violation of any Laws. To the Knowledge of Seller, no investigation, audit, inspection or review by any Governmental Body is pending or has been threatened, against or with respect to the Company. Since December 31, 2013, no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time, or both) reasonably be expected to constitute or result in a violation by Company of, or a failure on the part of the Company to comply with, any applicable Law.
(b) Neither the Company, nor any current or former Affiliate, officer, director, manager, employee, agent, or representative of the Company, including Seller, nor any other Person presently or previously acting for or on behalf of the Company, has, directly or indirectly, in connection with the conduct of the Business:
(i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, political campaign, or family member of any of the aforementioned, for the purpose of: (A) influencing any act or decision of such Government Official, candidate, party or campaign; (B) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty; (C) obtaining or retaining business for or with any Person; (D) expediting or securing the performance of official acts of a routine nature; or (E) otherwise securing any improper advantage;

(ii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;
(iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;
(iv) established or maintained any unlawful fund of monies or other properties;
(v) created or caused the creation of any false or inaccurate books and records of the Company related to any of the foregoing;
(vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. (the “FCPA”), or any other applicable anti-corruption or anti-bribery law;
(vii) to the Knowledge of Seller, been subject to any prior or pending investigation or enforcement action by any Governmental Body of any jurisdiction in relation to any actual, alleged or potential violation of the FCPA or other applicable anti-corruption law or regulation; or
(viii) been a Government Official in any other country outside of the United States.
(c) Neither the Company, nor any current or former Affiliate, officer, director, manager, employee, agent, or representative of the Company, including Seller, and no other Person presently or previously associated with or acting for or on behalf of the Company, (i) has engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (A) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (B) the government of any Sanctioned Country, (C) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (D) any Person made subject of any sanctions administered or enforced by the United States government, including the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (ii) has engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by applicable Law or (iii) is a Person currently the subject of any Sanctions or is located, organized or resident in any Sanctioned Country.
(d) Other than ordinary course occupancy permits and limited liability company qualifications to do business, no Permits are required for the operation of the Business as presently conducted.
4.14 Health Care Matters.

(a) Since December 31, 2013, the Company has been in compliance in all material respects with all applicable Health Care Laws and has not received any written notice, demand, letter or claim, in each case, alleging that the Company is in material violation of, or liable under, any Health Care Law.
(b) The Company has established and implemented written policies, procedures and programs reasonably designed to ensure that all Company activities are conducted in all material respects in compliance with all applicable Health Care Laws, including, as applicable, all rules or policies issued by Medicare Administrative Contractors or other private entities contracted with one or more federal health care programs, as defined by 42 U.S.C. § 1320a-7b(f) and its implementing regulations (each, a “Federal Health Care Program”), to assist in the administration of such Federal Health Care Programs. All material reports, documents, claims, and notices required to be filed with, maintained with, or furnished to a Governmental Body have been so filed, maintained or furnished in a timely and proper manner in material compliance with all applicable Health Care Laws.
(c) Neither the Company nor its officers, directors, and, to the Knowledge of Seller, no agent or contractor of the Company: (i) has been, or is currently, excluded, suspended or debarred by any Governmental Body from participation in a Federal Health Care Program; nor, to the Knowledge of Seller, is the Company subject to any pending or threatened investigation or government action that may lead to such an exclusion, suspension or debarment; (ii) has been assessed a civil monetary penalty under any Health Care Law; or (iii) has been convicted of any criminal offense under any Health Care Law, including with regard to the delivery or payment of any item or service under a Federal Health Care Program. The Company has not (A) entered into any corporate integrity agreement, settlement agreement, plan of correction, or other remedial measure with any Governmental Body with regard to any alleged non-compliance with, or violation of, any Health Care Law; or (B) been a party to or subject to any Legal Proceeding concerning any alleged non-compliance with any Health Care Law.
(d) The Company does not employ or contract with any physicians, pharmacists or other healthcare professionals to provide professional healthcare services requiring a Permit or accreditation under any Health Care Law.
4.15 Environmental Matters.
(a) The Company is, and at all times since December 31, 2015 has been, in compliance in all material respects with Environmental Laws, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened in writing against the Company and the Company has not received any written notice, demand, letter or claim, in each case, alleging that the Company is in material violation of, or has any material liability under, any Environmental Law that remains unresolved.
(b) The Company holds and is, and at all times since December 31, 2015 has been, in compliance in all material respects with all Permits required under Environmental Laws to operate at the Owned Real Property and the Leased Real Property and to carry on the Business as currently conducted, all such Permits are in full force and effect, and there are no Legal

Proceedings pending or, to the Knowledge of Seller, threatened that seek the revocation, cancellation, suspension or adverse modification of any such Permit.
(c) There has been no Release of or, to the Knowledge of Seller, any exposure to, any Hazardous Substances on, at, under or from the Owned Real Property or, to the Knowledge of Seller, the Leased Real Property or at any real property formerly owned, leased or operated by the Company, except in compliance in all material respects with applicable Environmental Laws and in a manner that would not reasonably be expected to give rise to any material liability under any Environmental Laws.
(d) The Company has not transported or arranged for the transportation of any Hazardous Substances to, or arranged for the disposal or treatment of any Hazardous Substances at, any location that is listed on the National Priorities List under CERCLA, or on any similar state list, or that is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to give rise to any material liability under any Environmental Laws.
(e) The Company has not assumed or provided indemnity against any material liability of any other Person under any Environmental Laws.
(f) The Company is not currently operating or required to be operating its business or any of its assets under any compliance or consent order, decree or agreement issued or entered into under any Environmental Law.
(g) The Company has made available to Buyer complete and accurate copies of all environmental site assessments, compliance audits, notices of violation, consent orders, and other material environmental reports or correspondence in its possession, custody or control that relate to the Business or any Owned Real Property or Leased Real Property.
4.16 Real Property.
(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a list of all real property owned in fee by the Company as of the date hereof (the “Owned Real Property”). The Company has, or will have prior to the Closing, good and valid fee title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens.
(b) Section 4.16(b) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all leases relating to the Company’s use or occupancy of real estate owned by a third party, including any material leases under which Seller is tenant and provides the Company with use of some of such leased space (“Leased Real Property”), true and correct copies of which have previously been furnished or made available to Buyer (the “Leases”). Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, as of the date hereof, (i) each Lease is a legal, valid and binding obligation of the Company and, to the Knowledge of Seller, on each counterparty and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company has performed all material obligations required to be performed by it under the Leases, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Seller, no other party to any Lease is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, (iii) neither Seller nor the Company has received notice of any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Real Property or any access thereto and (iv) the Company has not sublet, assigned, transferred or conveyed any of its leasehold interests in the Leased Real Property.
4.17 Brokers. No broker, finder or investment banker other than Credit Suisse Securities (USA) LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Seller, the Company, or any of their respective Affiliates. No broker, finder or investment banker, including Credit Suisse Securities (USA) LLC, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Seller, the Company or any of their Affiliates that will require any payment by Buyer or the Company, or any of their respective Affiliates, after the Closing.
4.18 Insurance. Section 4.18 of the Company Disclosure Schedule sets forth a correct and complete list of the insurance policies maintained by or for the benefit of the Company and relating to its assets, businesses, properties, business, employees, officers, managers, directors and operations (collectively, the “Insurance Policies”), along with the aggregate coverage amount and type of each of the Insurance Policies. All such policies are in full force and effect, all premiums due and payable thereon have been paid when due and payable (other than retroactive or retrospective premium adjustments that have not yet been, but may be required to be, paid with respect to any period ending prior to the Closing Date) and no notice of cancellation or termination of any Insurance Policy has been received by Seller or the Company; provided, however, all such Insurance Policies shall cease to cover the Company upon the Closing with respect to claims that arise, or relate to events occurring, after the Closing and with respect to claims made under such policies following the Closing. The Company has no material claims under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice). There are no unpaid claims pending under any of such insurance policies. The Insurance Policies are of the type and in the amounts sufficient for compliance with applicable Laws and Contracts to which the Company is a party or pursuant to which the Company or its properties or assets are bound. Since December 31, 2015, the Company has not been refused any insurance (other than routine requests for quotes), nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company is not in default under any material provision of any Insurance Policy.
4.19 Title to Assets; Sufficiency of Assets; No Other Assets or Liabilities; Condition of Assets.
(a) Except for (i) Permitted Liens, (ii) any services, properties or assets provided or made available (whether or not utilized) under the Transition Services Agreement and (iii) properties or assets set forth on Section 4.19(a) of the Company Disclosure Schedule, the Company has good and valid title to, or valid leases, licenses or rights to use, all property and assets necessary to conduct the Business as it is currently conducted (such property and assets, the “Company Assets”). Except for Permitted Liens, the Company Assets are free and clear of all Liens.

(b) As of the Closing, the Company Assets, taken together with the services, properties and assets to be provided or made available (whether or not utilized, but without giving effect to any Additional Services (as defined in the Transition Services Agreement)) under the Transition Services Agreement, shall, in the aggregate, constitute all of the properties and assets used or held for use in connection with the Business as it is currently conducted.
(c) The Company does not own or have any interest in any material properties or assets that is not used in connection with, or is not related to, the Business.
(d) The Company Assets are in good operating condition and repair (ordinary wear and tear excepted), are adequate for the uses to which they are being put and have been maintained and repaired in a commercially reasonable manner consistent with the historical maintenance and repair procedures of the Company.
4.20 Customers and Suppliers. Section 4.20 of the Company Disclosure Schedule sets forth the ten (10) largest customers by total aggregate revenue received by the Company for the twelve (12)-month period ending on December 31, 2018 (the “Significant Customers”) and the ten (10) largest suppliers by total aggregate spend amounts paid to such suppliers by, or on behalf of, the Company for the twelve (12)-month period ending on December 31, 2018 (the “Significant Suppliers”), as well as the aggregate amount of consideration paid by each Significant Customer to the Company or paid by the Company to each Significant Supplier, as applicable, during such period. No Significant Customer or Significant Supplier has cancelled, terminated or materially reduced, or, to the Knowledge of Seller, threatened to cancel, terminate or materially reduce, its relationship with the Company. Except for the Significant Customers’ and Significant Suppliers’ rights to terminate (or reduce their business under) the Significant Customer Contracts and Significant Supplier Contracts for convenience pursuant to the terms thereof, to the Knowledge of Seller, there does not exist any fact, circumstance or occurrence that, if true, gives any Significant Customer or Significant Supplier the right to terminate or materially reduce its relationship with the Company.
4.21 Bank Accounts. Section 4.21 of the Company Disclosure Schedule lists all of the bank accounts of, in the name of, or used by the Company (designating each authorized signatory and the level of each signatory’s authorization).
4.22 Company Books and Records. Seller has made available to Buyer true and correct copies of the Organizational Documents of the Company. The minute books and unit register of the Company (or similar books and records kept in accordance with the Organizational Documents of the Company) have been made available to Buyer, are accurate in all material respects and are all of such minute books, unit register or similar books and records of the Company. Such minute books, unit register or similar books and records are complete and correct, have been maintained in accordance with sound business practices, and contain accurate and complete records of all meetings and actions taken by written consent of the members and the managers of the Company.
4.23 Affiliate Agreements. Other than as set forth in Section 4.23 of the Company Disclosure Schedule or ordinary course acknowledgment of conditions of employment, there is no Contract, transaction or other arrangement between the Company or any Company Employee, on the one hand, and Seller, any of Seller’s Affiliates (other than the Company) or Apollo Global Management, LLC or any of its affiliated investment funds, on the other hand (any Contract, transaction or arrangement listed or required to be listed on Section 4.23 of the Company Disclosure Schedule, an “Affiliate Agreement”). Except as provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Company to Seller or any of Seller’s Affiliates.
4.24 No Other Representations or Warranties
. Except for the representations and warranties expressly set forth in Article V, Seller acknowledges that none of Buyer, its Subsidiaries or Affiliates, or any other Person on behalf of any of them makes or has made, and Seller has not relied upon, any express or implied representation or warranty with respect to, or on behalf of, Buyer, or any of its Subsidiaries or Affiliates, or their respective businesses or with respect to any other information, documents, presentations, forecasts, budgets or estimates provided or made available to Seller in connection with this Agreement or the transactions contemplated hereby, including in any “data rooms” or management presentations, including the accuracy or completeness thereof, and Buyer and its Subsidiaries and Affiliates hereby disclaim any such representation or warranty, whether by Buyer or any of its Subsidiaries or Affiliates, or any other Person on behalf of any of them.
ARTICLE V – REPRESENTATIONS AND WARRANTIES OF BUYER
Except as disclosed in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as follows:
5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, operate, lease and otherwise hold its assets and properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each other jurisdiction in which it owns, operates, leases or otherwise holds assets or conducts business so as to require such qualification. Buyer is not in violation of any of the provisions of its Organizational Documents.
5.2 Authorization of Agreement. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which Buyer will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party by Buyer, and the consummation of the transactions contemplated hereby and thereby by Buyer, have been duly authorized and approved by all requisite action on the part of Buyer. This Agreement has been, and the other Transaction Documents will be, at or prior to the Closing, duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents, when so executed and delivered, will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its respective terms, subject to the Enforceability Exceptions.
5.3 Conflicts; Consents of Third Parties.

(a) Assuming all consents, approvals, waivers, Orders and Permits described in Section 4.4(b) and Section 5.3(b) have been obtained, and all declarations, filings or notifications described in Section 4.4(b) and Section 5.3(b) have been made, none of the execution, delivery or performance by Buyer of this Agreement or any other Transaction Document, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (i) the Organizational Documents of Buyer, (ii) any material Contract to which Buyer is a party or by which any of the properties or assets of Buyer are bound or (iii) any Law, Order or Permit applicable to Buyer or by which any of the properties or assets of Buyer are bound.
(b) No consent, approval, waiver, Order, Permit, or declaration or filing with, or notification to, any Person (under any Contract or otherwise) or Governmental Body is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party by Buyer, or the consummation of the transactions contemplated hereby or thereby, other than (i) the premerger notification and waiting period requirements of the HSR Act and (ii) such other consents, approvals, waivers, Orders or Permits the failure of which to obtain from, or declarations, filings or notifications the failure of which to make to, any Governmental Body would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.
5.4 Litigation. As of the date hereof, there is no Legal Proceeding to which Buyer is a party pending or, to the Knowledge of Buyer, threatened, except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. As of the date hereof, Buyer is not subject to any outstanding Order or unsatisfied judgment, penalty or award, except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. As of the date hereof, there is no Legal Proceeding by any Governmental Body pending or, to the Knowledge of Buyer, threatened against Buyer that questions the legality or propriety of the transactions contemplated by this Agreement.
5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Buyer or any of its Affiliates. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Buyer or any of their Affiliates that will require any payment by Seller or any of its Affiliates after the Closing.
5.6 No Buyer Stockholder Vote Required. No vote or other action of the stockholders of Buyer or its Affiliates is required pursuant to any requirement of Law, the Organizational Documents of Buyer or its Affiliates or otherwise in order for Buyer or its applicable Affiliates to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
5.7 Solvency. Buyer is not entering into the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors thereof. Assuming

(i) the representations and warranties made by Seller in Article IV are true and correct in all material respects as of the Closing with respect to any matter that would be reasonably likely to relate to the solvency of Buyer (on a consolidated basis with its Subsidiaries (including the Company)) and (ii) satisfaction in full of the conditions set forth in Article VII, as of the Closing, immediately after giving effect to the consummation of the transactions contemplated hereby, Buyer, on a consolidated basis with its Subsidiaries (including the Company) will be Solvent. For purposes of this Section 5.7, “Solvent” means that:
(a) the amount of the fair value of the assets of Buyer and its Subsidiaries, on a consolidated basis as of such date, exceeds, on a consolidated basis, the amount of all Liabilities of Buyer and its Subsidiaries on a consolidated basis, contingent or otherwise;
(b) the present fair saleable value of the property (on a going-concern basis) of Buyer and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other Liabilities, subordinated, contingent or otherwise, as such debts and other Liabilities become absolute and matured in the ordinary course of business; and
(c) Buyer and its Subsidiaries, on a consolidated basis, are able to pay their debts and Liabilities, subordinated, contingent or otherwise, as such Liabilities become absolute and matured in the ordinary course of business.
For purposes of this Section 5.7, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
5.8 Financing. Buyer has available to it as of the date hereof, and will have at the Closing, all funds necessary to consummate the transactions contemplated hereby and to make all required payments in connection therewith due on the Closing Date, including (a) payment of the Closing Purchase Price (including as adjusted pursuant to Section 2.3) and (b) all other amounts required to be paid by Buyer pursuant to this Agreement due on the Closing Date, including any associated costs and expenses on the Closing Date. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that in no event shall the receipt or availability of any funds or financing by Buyer or any of its Affiliates be a condition to any of Buyer’s obligations hereunder.
5.9 Investment Intent. Buyer is acquiring the Interests for its own account with the present intention of holding the Interests for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that the Interests have not been registered under the Securities Act or any other securities Laws and that the Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is (a) pursuant to the terms of an effective registration statement under the Securities Act and the Interests are registered under any other applicable securities Laws or (b) pursuant to an exemption from registration under the Securities Act and any other applicable securities Laws.
5.10 Investigation. Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated hereby and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded such access to the books and records, facilities and personnel of the Company as it has determined sufficient for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company.
5.11 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV, Buyer acknowledges that none of Seller, the Company or their respective Affiliates, or any other Person on behalf of any of them makes or has made, and Buyer has not relied upon, any express or implied representation or warranty with respect to, or on behalf of, Seller or the Company, or any of their respective Affiliates, or their respective businesses or with respect to any other information, documents, presentations, forecasts, budgets or estimates provided or made available to Buyer in connection with this Agreement or the transactions contemplated hereby, including in any “data rooms” or management presentations, including the accuracy or completeness thereof, and Seller, the Company and their respective Affiliates hereby disclaim any such representation or warranty whether by Seller or the Company, or any of their respective Affiliates, or any other Person on behalf of any of them.
ARTICLE VI – COVENANTS
6.1 Access to Information.
(a) Until the earlier of the Closing Date and the termination of this Agreement, upon Buyer’s reasonable notice, Buyer shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants) and any debt financing sources, to make such investigation of the personnel, properties, businesses and operations, and such examination of the books and records, of the Company (and any Affiliate of the Company to the extent relating to the Business), as Buyer may reasonably request.
(b) Any such investigation and examination shall be conducted during the Company’s regular business hours and under circumstances that will not unreasonably disrupt the Company’s, Seller’s or any Affiliate of the Company’s operations or business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller, the Company or any Affiliate of the Company to disclose information subject to, and that would reasonably be expected to have the effect of waiving such, attorney-client privilege, conflict with any confidentiality obligations to which Seller or the Company is bound as of the date hereof or conflict with any applicable Laws. Buyer and Seller shall use commercially reasonable efforts to mutually agree to a communications plan in respect of the employees, suppliers or customers and other material business relations of the Company as promptly as practicable after the date hereof; provided, that such communications plan shall provide for reasonable access by Buyer to such employees, suppliers, customers and material business relations; provided, further, that until such communications plan is in place neither Buyer nor its representatives shall contact any employees, suppliers, customers or material business relations of the Company or Seller regarding this Agreement or the transactions contemplated hereby without the prior written consent of Seller or the Company.
(c) The information provided by the Parties in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that, if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms. Following the Closing, without the prior written consent of Seller, Buyer shall not disclose any other confidential or proprietary information and data of Seller and its Affiliates (except to the extent related to the Company or the Business) (collectively, the “Seller Confidential Information”); provided, however, that Seller Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement, by Buyer or its representatives, (ii) is or becomes available to Buyer on a non-confidential basis from a source that Buyer does not have reason to believe to be bound by an obligation or duty of confidentiality or another legal, fiduciary or contractual obligation of confidentiality or secrecy with respect to such information, or (iii) is independently developed by Buyer or its representatives after the Closing without use of or reference to any of the Seller Confidential Information. Buyer may disclose Seller Confidential Information to the extent required by applicable Law; provided, that to the extent legally permissible and reasonably practicable, Buyer shall notify Seller of its intention to make such disclosure and provide a list of the Seller Confidential Information that Buyer intends to disclose prior to making such disclosure. Buyer agrees to reasonably cooperate with any attempt by Seller, at Seller’s sole cost and expense, to seek an appropriate protective Order or other remedy with respect to required Buyer disclosure of Seller Confidential Information. In the event that such a protective Order or other remedy is not obtained, Buyer (i) will furnish only that portion of the Seller Confidential Information that in the opinion of Buyer’s legal counsel (including in-house legal counsel) is required by applicable Law to be disclosed and (ii) will use its commercially reasonable efforts, at Seller’s sole cost and expense, to obtain an Order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that Seller so designates.
6.2 Conduct of the Business Pending the Closing.
(a) Prior to the Closing, except (w) as set forth on Section 6.2 of the Company Disclosure Schedule, (x) as required or prohibited by applicable Law, (y) as expressly permitted or required by this Agreement or (z) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall cause the Company to (i) conduct its operations only in the ordinary course of business, (ii) use its commercially reasonable efforts to maintain and preserve substantially intact its business organization, and (iii) use its commercially reasonable efforts to maintain and preserve intact its employment relationship with the Key Personnel.

(b) Without limiting the generality of the foregoing, except (w) as set forth on Section 6.2 of the Company Disclosure Schedule, (x) as required or prohibited by applicable Law, (y) as expressly permitted or required by this Agreement or (z) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Seller shall cause the Company not to (and, with respect to clause (iii) Seller shall not and shall cause its Affiliates not to):
(i) dissolve, liquidate or take any action to dissolve or liquidate itself;
(ii) make or authorize any change to the Organizational Documents of the Company;
(iii) other than as required by an existing Benefit Plan or Contract or applicable Law, (A) increase the compensation of any Company Employee (or, if more than sixty (60) days have passed since the date hereof, increase the compensation of any Company Employee by more than two percent (2%) in the aggregate); (B) grant or increase any bonus to any Company Employee (or, if more than sixty (60) days have passed since the date hereof, grant or increase any bonus to any Company Employee by more than two percent (2%) in the aggregate); (C)  amend or increase the compensation or materially amend the benefits available to any Company Employee under any Benefit Plan; (D) accelerate the vesting of or lapsing of restrictions with respect to any incentive compensation available to any Company Employee under any Benefit Plans; (E) replace, hire or promote any Company Employee with a base salary of more than $75,000 per year (all such replacements, new hires or promotions to be on terms no less favorable to the Company than the material terms of employment applicable to the individual being replaced); (F) terminate the employment of (1) any Key Personnel or (2) any other Company Employee earning a base salary of more than $75,000 per year, other than, solely in the case of this clause (2), a termination for cause; (G) transfer, or permit the transfer, of the services of any Company Employee such that he or she ceases to provide services primarily for the benefit of the Company or (H) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan;
(iv) subject to a Lien, or impose any Lien upon, any of the properties or assets of the Company, except for Permitted Liens;
(v) acquire any business, whether by merger or consolidation, or acquisition of securities or assets of any other Person;
(vi) issue, sell, deliver or dispose of (or agree to do so) any ownership interests (including securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any ownership interests of the Company) in the Company;
(vii) reclassify, combine, split, subdivide or amend the terms of any of the Company’s membership interests or other equity interests;

(viii) except as provided in Section 6.2(c), declare, set aside, make or pay any dividends in respect of any membership interests or other equity interests of the Company;
(ix) other than in the ordinary course of business, acquire or purchase assets or properties;
(x) incur or assume or otherwise become responsible for any Indebtedness, other than any Indebtedness (i) under any credit facility of Seller or any of its Affiliates in existence as of the date hereof and any credit facility of Seller or any of its Affiliates hereafter created with Indebtedness on terms substantially the same as those governing Seller’s or any of its Affiliates’ existing credit facility as of the date hereof (so long as such obligations are released at or prior to Closing) or (ii) that will be repaid prior to or at Closing or with respect to which the Company’s obligations will be released, prior to or at Closing;
(xi) make any loans or advances or capital contributions to, acquisitions of or investments in, any other Person;
(xii) sell, transfer, lease, assign, license or otherwise dispose of any Company Intellectual Property or any other assets of the Company, other than (A) nonexclusive licenses of Company Intellectual Property granted in the ordinary course of business or (B) the sale of the Company’s inventory, goods, products and services in the ordinary course of business;
(xiii) make any material change in any method of financial accounting or financial accounting practice or policy other than as required by GAAP;
(xiv) (A) make, change or rescind any election relating to Taxes of the Company, (B) settle or compromise any claim, controversy or Legal Proceeding relating to Taxes of the Company, (C), make any change to any of the Company’s methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (D) amend, re-file or otherwise revise any previously filed income Tax Return of the Company, if any, or material state or local Tax Return of the Company, or forego the right of the Company to any refund or rebate of a previously paid Tax, (E) enter into or terminate any agreements between the Company and a taxing authority, or (F) prepare any Tax Return of the Company in a manner inconsistent with past practices;
(xv) make any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(xvi) make or commit the Company to make any capital expenditure in excess of $50,000, individually, and $125,000, in the aggregate, except for capital expenditures that are contemplated by the Company’s existing plan for annual capital expenditures as set forth on Section 6.2(b)(xiv) of the Company Disclosure Schedule;

(xvii) waive, release, cancel, assign, settle or compromise any Legal Proceeding against the Company, other than waivers, releases, cancellations, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $75,000, individually, or $150,000, in the aggregate, or that relate to Taxes, or rights or claims of the Company against other Persons;
(xviii) enter into a new line of business or abandon or discontinue existing lines of business;
(xix) other than in the ordinary course of business or as required by existing Contracts, engage in any transactions with, or enter into any Contracts with, any Affiliates of any of the Company or Seller;
(xx) other than in the ordinary course of business with respect to parent-level Insurance Policies, terminate or amend any of the Insurance Policies; provided, however, that no such termination or amendment shall be permitted to the extent it would reasonably be expected to adversely affect the Business in any material way;
(xxi) terminate (other than permitting the term of any such material Contract to expire) or materially amend any Material Contract or enter into any Contract that would be a Material Contract if such Contract were in effect on the date hereof; provided, that, if more than one hundred twenty (120) days have passed since the date hereof, Seller shall be permitted to enter into any Contract that would be a Material Contract in the ordinary course of business; or
(xxii) authorize, or commit or agree to do, anything prohibited by this Section 6.2.
(c) Notwithstanding anything herein to the contrary, at any time prior to the Closing pursuant to Section 2.3(a), on one or more occasions, the Company shall have the right to (i) remove from the Company all Cash, in the manner as determined by the Company in its sole discretion (including by means of declaring, setting aside or paying any cash dividends or cash distributions), or (ii) pay, pre-pay, reduce or otherwise discharge any Indebtedness; provided, however, that after Seller delivers to Buyer the Estimated Closing Report, Seller shall not perform any of the actions described in the foregoing clauses (i) or (ii) to the extent that performing such action would reasonably be expected to cause the amount of Closing Cash to be less than the Estimated Closing Cash set forth in the Estimated Closing Report.
(d) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

6.3 Appropriate Actions; Consents; Filings

(a) From and after the date hereof, each of Buyer and Seller shall, and each shall cause its respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions necessary or advisable under any applicable Law to cause all the conditions set forth in Article VII to be satisfied and to consummate and make effective as promptly as reasonably practical (and in any event no later than the Outside Date) the transactions contemplated hereby, including (i) preparing and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby as soon as practicable (and solely with respect to notifications required under the HSR Act, in any event within ten (10) Business Days of the date hereof), (ii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement, (iii) obtaining promptly (and in any event no later than the Outside Date) of all regulatory approvals from any Governmental Body required to be obtained under applicable Laws in connection with the transactions contemplated hereby prior to the Closing, and (iv) defending any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby. Without limiting the foregoing, Buyer and Seller shall, and each shall cause its respective Affiliates to, take all actions necessary to obtain (and shall cooperate with each other in obtaining) any regulatory approvals (which actions shall include furnishing all information required in connection with such approvals) required to be obtained or made by Buyer or Seller under applicable Laws in connection with the transactions contemplated hereby. Additionally, neither Buyer nor Seller shall take, or permit any of its respective Affiliates to take, any action after the date hereof that would reasonably be expected to prevent, impair or delay the obtaining of, or result in not obtaining, any regulatory approval under applicable Laws necessary to be obtained prior to the Closing.
(b) Prior to the Closing, Buyer and Seller shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required regulatory approvals under applicable Law. Each Party shall promptly notify the other Party of any communication it or any of its Affiliates or any of their respective representatives receives from any Governmental Body relating to the matters that are the subject of this Agreement and permit the other Party to review in advance any proposed communication by such Party to any Governmental Body. Each Party shall promptly consult with the other Party to provide any necessary information with respect to all filings to be made by such Party with any Governmental Body or any other information to be supplied by such Party to a Governmental Body in connection with this Agreement or the transactions contemplated hereby. Each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from any Governmental Body regarding the transactions contemplated hereby, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any proposed oral) communication with any such Governmental Body. If either Party or any representative of such Party receives a request for additional information or documentary material from any Governmental Body with respect to the transactions contemplated hereby, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. Neither Party nor its respective representatives shall participate in any meeting or communication (whether in person, via video or telephone conference) with any Governmental Body in connection with this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Body, gives the other Party and its representatives the opportunity to attend and participate thereat. Each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Body with respect to this Agreement or the transactions contemplated hereby, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Body. Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.3(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers, managers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Seller, as the case may be) or its legal counsel. Materials otherwise required to be provided pursuant to this Section 6.3(b) may be withheld or redacted (i) to maintain the confidentiality of references concerning the valuation of or future plans for the Company or its Affiliates or other sensitive internal information of the source Party, (ii) as necessary to comply with contractual obligations or applicable Law or (iii) as necessary to address reasonable privilege concerns.
(c) Notwithstanding anything to the contrary set forth elsewhere in this Agreement, Buyer shall, and shall cause its Affiliates to, take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, as any Governmental Body or any other Person may assert under any applicable Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any applicable Laws that may be asserted by any Governmental Body or any other Person with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date); provided, however, that neither Buyer nor any of its Affiliates shall be obligated by operation of this Section 6.3 to (i) propose, negotiate, commit to, or effect,, by consent decree, hold separate order, or otherwise, the sale, divestiture, lease, license, transfer or disposition, before or after the Closing, of any assets, licenses, operations, rights, product lines, businesses or interests therein of Buyer or any of its Affiliates or of the Company, (ii) to create, terminate, or divest relationships, ventures, contractual rights or obligations of Buyer or any of its Affiliates or of the Company or (iii) otherwise take or commit to take any action that would limit Buyer’s or any of its Affiliates’ freedom of action with respect to, or ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, rights, product lines or properties of Buyer or any of its Affiliates or of the Company in order to obtain any regulatory approval necessary to be obtained prior to the Closing, to avoid the commencement of any action to prohibit the transactions contemplated hereby under any applicable Laws, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other Order in any action or proceeding seeking to prohibit or impair the transactions contemplated hereby or delay the Closing beyond the Outside Date.
(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, but subject to the limitations set forth in Section 6.3(c), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transactions contemplated hereby as violative of any applicable Laws, each of Buyer and Seller shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby.
6.4 Publicity. Buyer and Seller agree to cooperate with each other prior to any public disclosure of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Buyer and Seller agree that no public release or announcement concerning the terms of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby shall be issued by either Party or any Affiliate without the prior consent of the other Party, except (a) for such release or announcement as counsel to Buyer (including in-house legal counsel) may determine after consultation with and prior notice to Seller to be required by Law or the rules and regulations of any applicable stock exchange upon which the securities of Buyer are listed or the requirements of any self-regulatory body, in which case Buyer shall use commercially reasonable efforts to allow Seller reasonable time to comment on such release or announcement in advance of such issuance (and will consider any such comments in good faith) or (b) to the extent the contents of such release or announcement have previously been released publicly or are consistent in all material respects with materials that have previously been released publicly (without violation of this Section 6.4).
6.5 Employment and Employee Benefits.
(a) Subject to obligations of the Buyer or its applicable Affiliate under the Employment Agreements, Buyer shall, until the earlier of (i) the date that is one (1) year immediately following the Closing Date and (ii) the date of termination of a Company Employee’s employment, provide Company Employees as of the Closing Date with (A) base salaries no less favorable to the Company Employees than as in effect immediately prior to the Closing Date and (B) employee benefit plans and programs that are comparable to the employee benefit plans and programs provided to employees of Buyer that are similarly situated to Company Employees; provided, however, that such Company Employees shall not be provided with health benefits under Buyer’s and its Affiliates’ employee benefit programs until the first day of the month following the month in which the Closing Date occurs. As of and after the Closing Date, Buyer shall recognize the service of Company Employees with the Company prior to the Closing Date as service with Buyer and its Affiliates under each employee benefit plan, policy or arrangement sponsored by Buyer or any of its Affiliates for such Company Employees in which they become participants (1) for purposes of any waiting period, vesting, eligibility and participation and (2) for purpose of determining the amount of vacation, sick time, paid time off, leave and severance benefits; provided, that such service shall not be credited to the extent such credit would result in any duplication of compensation or benefits.
(b) Buyer shall offer to each Company Employee and his or her eligible dependents coverage commencing on the first day of the month following the month in which the Closing Date occurs by a group health plan or plans maintained by Buyer or any of its Affiliates that (i) comply with the provisions of Section 6.5(a), and (ii) do not limit or exclude coverage on the basis of any preexisting condition limitation of such Company Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan, and in addition, to the extent the Closing Date occurs on or after January 1, 2020, Buyer shall use commercially reasonable efforts to provide each Company Employee full credit under Buyer’s or such Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or copayment already incurred by the Company Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or Buyer’s or such Affiliate’s group health plans; provided, however, that Buyer’s obligations under this Section 6.5(b) are conditioned on Seller and its Affiliates providing Buyer and its Affiliates and designees with all information reasonably requested thereby to comply with such obligations.
(c) In connection with the Closing, Buyer will recognize and assume each Company Employee’s vacation, sick leave and personal time that is earned but unused as of the Closing (but only to the extent such time is accrued for under the Company’s HRIS, a printout of which shall be provided as Section 6.5(c) of the Company Disclosure Schedule, and to be updated immediately prior to the Closing Date to reflect ordinary course changes) (“PTO Accrued Time”), and (i) to the extent a Company Employee’s PTO Accrued Time exceeds forty (40) hours or cannot be assumed by Buyer pursuant to applicable Law, will make a payment to such Company Employee within sixty (60) days after the Closing) in respect of such PTO Accrued Time, (ii) will allow Company Employees to use any PTO Accrued time that was scheduled and approved as of the Closing (and, to the extent such scheduled and approved leave exceeds the remaining PTO Accrued Time after taking into account the payment described in clause (i) of this sentence, Buyer will allow such Company Employee to take unpaid leave), and (iii) to the extent a Company Employee incurs a termination of employment prior to using or receiving payment for such PTO Accrued Time or forfeiting such PTO Accrued Time pursuant to the terms of Seller’s applicable paid time off policies set forth on Section 6.5(c) of the Company Disclosure Schedules and applicable Law, will make a payment to such Continuing Employee in respect of any remaining PTO Accrued Time.
(d) Notwithstanding anything herein to the contrary, with respect to any Company Employee who is on a continuous leave of absence on the Closing Date (each, an “Inactive Company Employee”), such Inactive Company Employee’s employment shall be transferred to Seller or one of its Affiliate (other than the Company) (and, for the avoidance of doubt, shall not be transferred to the Company) prior to the Closing. With respect to any Inactive Company Employee who is able to return to work within twelve (12) months after the Closing, Buyer shall, or shall cause one of its Affiliates, to offer employment to such Inactive Company Employee on terms and conditions similar to those described in this Section 6.5; provided, however, that with respect to any Inactive Company Employee who at any point during such twelve (12) month period is on long term disability leave, such offer of employment shall not be required to be made other than as required by applicable Law, if Buyer and its Affiliates do not have a vacant role comparable to the role filled by such Inactive Company Employee before he or she commenced the applicable leave of absence.
(e) Effective at the Closing, Buyer shall establish eligibility for participation in Buyer’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Buyer 401(k) Plan”) for the benefit of each Company Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller (the “Seller 401(k) Plan”). As soon as practicable after the Closing Date, the Seller 401(k) Plan shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Company Employees, and the Buyer 401(k) Plan shall accept any such distribution as a rollover contribution if so directed by the Company Employee. A Company Employee who elects to roll over his or her eligible account balance may also elect to include, with the rollover, any loans outstanding under the Seller 401(k) Plan as of the time of the Closing provided that such loans are not in default at the time of rollover. Seller and Buyer shall reasonably cooperate to effectuate such rollover contributions by Company Employees.
(f) Within sixty (60) days following the Closing Date, Buyer shall pay or cause to be paid to each Company Employee an amount equal to the amount such Company Employee would be eligible to receive as an annual bonus under any Benefit Plan pursuant to the terms thereof for the 2019 fiscal year (to the extent not yet fully paid, which the Company or Seller may choose to pay prior to the Closing Date), which amounts for each Company Employee shall be provided three (3) Business Days prior to the Closing Date and set forth on Section 6.5(f) of the Company Disclosure Schedules. For the avoidance of doubt, except as provided in Section 4.10(a) or in this Section 6.5(f), Buyer shall not assume or cause to be assumed any Liabilities with respect to any bonus or commission arrangement of Seller or any of its Affiliates or Subsidiaries.
(g) Without limiting the generality of Section 10.8, the provisions of this Section 6.5 are solely for the benefit of the Parties and no current or former employee, director, independent contractor, or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall (i) be construed as an amendment to, a prohibition on the right to amend or terminate, or a requirement to establish, any Benefit Plan or other employee benefit plan (including any benefit plan of Buyer or its Affiliates) for any purpose or (ii) subject to the obligations of Buyer or its applicable Affiliate under the Employment Agreements, preclude Buyer or its Affiliates from terminating the employment of any Company Employee at any time for any reason.
6.6 Assistance and Cooperation.
(a) Subject to, and not in limitation of, Section 6.3, each Party (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, (ii) shall refrain from taking any actions that would reasonably be expected to prevent, materially impair or materially delay the Closing and (iii) without limiting the foregoing, shall use its reasonable best efforts to cause all of the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement to be met promptly (and in any event no later than the Outside Date).
(b) Prior to the Closing or the earlier termination of this Agreement, each Party hereto shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is or becomes aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied.

(c) If, after the Closing, Seller or any of its Affiliates receives any funds from a third party that are the property of the Company, Seller shall remit any such funds as promptly as practicable to or as directed by Buyer. If, after the Closing, Buyer or the Company receives any funds from a third party that are the property of Seller or its Affiliates, Buyer shall remit any such funds as promptly as practicable to or as directed by Seller.

6.7 Tax Matters.
(a) None of Buyer or any its Affiliates, including the Company after Closing, shall, without the prior written consent of Seller (such consent not be unreasonably withheld, conditioned or delayed), (i) take any action outside the ordinary course of business (including any merger, conversion, liquidation or dissolution of the Company) after the Closing, (ii) file or amend any Tax Return of the Company or waive or permit to be waived any statute of limitations period for the Company, in each case, with respect to any Pre-Closing Period, (iii) make, change or rescind any material Tax election with respect to the Company for any Pre-Closing Period, (iv) make or initiate any voluntary Tax disclosures or Tax amnesty or similar filings with respect to a Pre-Closing Period ending on or prior to the Closing Date, (v) adopt or change any Tax accounting method that has retroactive effect to any Pre-Closing Period, or (vi) make or initiate any voluntary Tax disclosures or Tax amnesty or similar filings with respect to a Pre-Closing Period, in each case, that would reasonably be expected to increase Taxes for which Seller could be expected to be liable under this Agreement or under applicable Law, including Taxes for any Pre-Closing Period, or give rise to any indemnification obligation of Seller under this Agreement; provided, that the foregoing shall not apply to any action that would reasonably be expected to result in Liabilities for Taxes in an amount less than $50,000 for any individual matter or $250,000 in the aggregate for all such matters (any such matter, a “Special Tax Matter”).
(b) Any Tax refund received by Buyer, its Affiliates or the Company to the extent that such refund relates to any Pre-Closing Period (or portion thereof) of the Company (to the extent not attributable to the carryback of capital losses or other Tax attributes attributable to a Tax period or portion thereof beginning after the Closing Date) shall be for the account of Seller, together with interest received from the applicable Governmental Body with respect to any such refund or portion thereof, and Buyer shall pay over to Seller any such refund (net of any direct costs attributable to receipt of such refund, including Taxes payable with respect to the receipt thereof) within thirty (30) days of receipt thereof and shall be characterized as an adjustment to the Closing Purchase Price; provided, that Buyer shall have the right to withhold and deduct any sum that is owed to Seller pursuant to this Section 6.7(b) from any amount otherwise payable by Seller to Buyer pursuant to its indemnification obligations under Article IX.
(c) Each of Seller and Buyer shall bear fifty percent (50%) of all sales, use, stamp, recordation, registration or similar transfer Taxes (“Transfer Taxes”) imposed on or with respect to any transaction contemplated by this Agreement; provided that, Seller shall bear one hundred percent (100%) of Transfer Taxes imposed on or with respect to the transactions described in Section 6.17 (Asset Transfers). Buyer will file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns and other documentation.

(d) Tax Return Preparation.
(i) All Tax Returns for Taxes and Tax items relating to the operations or assets of the Company, but not imposed on the Company, ending on or prior to the Closing Date (“Flow-Through Returns”) shall be prepared and filed under the control of Seller.
(ii) Seller shall prepare or cause to be prepared all Tax Returns for the Company that are due on or before the Closing Date (including applicable extensions) and shall pay or cause to be paid the Taxes shown as due thereon. All such Tax Returns shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law and the agreements in Section 2.4.
(iii) Other than Flow-Through Returns described in Section 6.7(d)(i), Buyer shall control the preparation and filing of all other Tax Returns for Pre-Closing Periods and Straddle Periods with respect to the Company that are not due on or before the Closing Date (including applicable extensions). With respect to all Pre-Closing Periods and Straddle Periods, such Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law and the agreements in Section 2.4. Buyer shall provide Seller with copies of all income Tax Returns for any Pre-Closing Period or Straddle Period required to be prepared and filed by Buyer pursuant to this Section 6.7(d)(iii) no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions) for Seller’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed).
(e) In the case of any Taxes of the Company that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall, (i) in the case of Taxes that are based upon or related to income, receipts or expenditures, be deemed equal to the amount that would be payable if the Tax year or period ended at the close of the Closing Date, and (ii) in the case of all other Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(f) This Section 6.7(f) (and not any provision in Section 9.4) shall control any audits, assessments, examinations, claims or other controversies or proceedings relating to any Tax matter. If notice of any audit, assessment, examination, claim or other controversy or proceeding with respect to Taxes or Tax Returns of the Company is received by Buyer or any of its Affiliates that would be subject to indemnification pursuant to Article IX (a “Tax Proceeding”), the notified party shall inform Seller of such Tax Proceeding as soon as possible; provided, however, that failure to give such notice as provided herein shall not relieve Seller of its obligations under Article IX except to the extent that Seller is actually and materially prejudiced thereby. Seller shall control the conduct of any Tax Proceeding related to any Pre-Closing Period at Seller’s expense; provided, however, that Seller shall have no right to represent the Company’s interests in any Tax Proceeding unless (1) Seller shall have first notified Buyer in writing of Seller’s intention to do so and of the identity of counsel, if any, chosen by Seller in connection therewith, (2) Seller shall have agreed in writing with Buyer that, as between Buyer and Seller, Seller shall be liable for any Losses in respect of Indemnified Taxes that result from such Tax Proceeding and (3) Seller has provided reasonable assurances to Buyer that Seller has the financial capacity to pay the amount of indemnifiable Losses that result from such Tax Proceeding; provided, further, that (i) Seller shall keep Buyer reasonably informed and consult seriously and in good faith with Buyer and its tax advisors with respect to any issue relating to such Tax Proceeding, (ii) Buyer shall have the right to consent to the selection of counsel or other advisors in connection with such Tax Proceeding, (iii) Seller shall provide Buyer with copies of all correspondence, notices and other written materials received from any governmental authorities and shall otherwise keep Buyer and its counsel advised of significant developments in the Tax Proceeding and of significant communications involving representatives of the governmental authorities, (iv) Seller shall provide Buyer with a copy of any written submission to be sent to a Governmental Body prior to the submission thereof and, except with respect to those issue(s) or item(s) solely related to Pre-Closing Periods, shall reflect any reasonable comments or suggested revisions that Buyer or its counsel may have with respect thereto, and (v) Seller shall not settle any such Tax Proceeding without Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(g) Buyer, the Company, Seller and each of their Affiliates shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 6.7 and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under this Section 6.7 (including any supporting work papers, schedules and documents). Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(h) Any and all Tax Agreements between the Company, on the one hand, and any other Person, on the other, shall be terminated as of the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment pursuant to any such agreement for any past or future period.
(i) Without limiting Buyer’s express rights under this Agreement, Buyer acknowledges and agrees that Buyer will not assert liability against Seller for any reliance by Buyer on, or the formation of any conclusions by Buyer from, Seller’s methodologies for the determination and reporting of any Taxes that were utilized for any Pre-Closing Period (or portion thereof) for purposes of calculating and reporting Taxes attributable to any Post-Closing Period (or portion thereof), it being understood that Buyer must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.
6.8 Transition Services Agreement. In connection with the transactions contemplated hereby, Seller and Buyer shall enter into the Transition Services Agreement substantially in the form attached as Exhibit A at Closing.
6.9 D&O Insurance.

(a) For purposes of this Agreement, “Indemnified Director and Officer” shall mean any Person who was, is now, or has been at any time prior to the Closing, an officer or director of the Company, or has been at any time prior to the Closing, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another Person.
(b) At or prior to the Closing, Seller shall cause the Company to obtain, and shall pay fifty percent (50%) of the cost of, a paid-in-full “tail” insurance policy (the “Tail Policy”), and Buyer shall pay the other fifty percent (50%) of the Tail Policy, with respect to the Indemnified Directors and Officers existing directors’ and officers’ liability insurance coverage that shall provide each Indemnified Director and Officer with coverage of $5 million for an aggregate period of at least six (6) years following the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, including in connection with the adoption and approval of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. For a period of six (6) years following the Closing Date, Buyer shall cause the Company to maintain: (i) such policy in full force and effect in accordance with its terms and (ii) the current provisions in the Company’s Organizational Documents regarding the elimination of liability for each Indemnified Director and Officer and the advancement of expenses to each Indemnified Director and Officer.
(c) Subject to applicable Law, the rights of any Indemnified Director and Officer under this Section 6.9 shall be in addition to any other rights such Indemnified Director and Officer may have under the Organizational Documents of the Company or any other Contracts as in effect on the date hereof and set forth on Section 6.9(c) of the Company Disclosure Schedule. The provisions of this Section 6.9 shall survive the consummation of the transactions contemplated by this Agreement, and are expressly intended to benefit, and to be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and personal representatives.
(d) If Buyer or the Company, or any of their respective successors or assigns, transfers or conveys all or substantially all of their properties and assets to any other Person or consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, then, in each such case, to the extent necessary, proper provision shall be made to cause the successors and assigns of Buyer or the Company, as the case may be, to assume the obligations of Buyer or the Company set forth in this Section 6.9.
6.10 Litigation Support. In the event and for so long as either Party or any of its Affiliates is prosecuting, contesting or defending any Legal Proceeding, investigation, charge, claim or demand by a third party in connection with the transactions contemplated under this Agreement, the other Party shall, and shall cause its Affiliates (and its and their officers and employees) to, reasonably cooperate with such first Party and its counsel in such prosecution, contest or defense, including making reasonably available its personnel, and provide such testimony and access to their books and records as shall be reasonably necessary and is reasonably practicable in connection with such prosecution, contest or defense.
6.11 Use of Names.

(a) Promptly following the Closing, Buyer shall, and shall cause each of its Affiliates (including the Company) to, change the Company’s Organizational Documents to remove all references to the name “West Claims Recovery Services, LLC”. Within seventy-five (75) days of the Closing, Buyer shall, and shall cause each of its Affiliates (including the Company), (i) to cease to hold itself out as having any affiliation with Seller or any of its Affiliates, (ii) to cease and discontinue use of all Trademarks, domain names and other source or business identifiers of Seller or any of its Affiliates set forth on Section 6.11 of the Company Disclosure Schedule (together with all Trademarks, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, the “Seller Names”), (iii) complete the removal of the Seller Names from all products, signage, properties, technical information, stationery and promotional or other marketing materials and other assets in the Company’s possession and (iv) use commercially reasonable efforts to complete the removal of the Seller Names from all public-facing products, signage, properties, technical information, stationery and promotional or other marketing materials and other assets; provided, that, notwithstanding such seventy-five (75) day period, Buyer shall not use any of the Seller Names at any time following the Closing in any manner that reflects negatively on Seller or its Affiliates; provided, further, that, to the extent such actions entail a significant computer systems reprogramming or are unable to be completed without the consent, cooperation or services of, or access to be provided by, a third party, Buyer shall complete such actions by the date that is one (1) year after the Closing Date. Each of the Parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 6.11 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, Seller and its Affiliates shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties hereto further hereby agree to waive any requirement for the securing or posting of bond or other undertaking in any action which may be brought to enforce any of the provisions of this Section 6.11.
(b) Subject to the limited rights set forth in Section 6.11(a), Buyer hereby acknowledges and agrees that (i) Buyer is not acquiring, and the Company is not retaining, any right, title or interest in or to, or right to use, any Seller Names and (ii) following the Closing, none of Buyer, the Company or any of their respective Affiliates shall have any right, title or interest in or to, or right to use, and Buyer covenants that it and its Affiliates (including, after Closing, the Company) will not hereafter adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any Trademarks consisting of, incorporating or confusingly similar to any Seller Names.
(c) Buyer and its Affiliates shall indemnify and hold harmless Seller and its Affiliates for all Losses arising from or relating to the matters described in this Section 6.11, including the use by Buyer, any of its Affiliates or the Company of the Seller Names (and materials and assets that bear the Seller Names) pursuant to Section 6.11(a).
6.12 Intercompany Agreements and Accounts; Commingled Contracts.
(a) Except as set forth in Section 6.12 of the Company Disclosure Schedule or as otherwise expressly set forth in this Agreement or any other Transaction Document, at or prior to the Closing, Seller shall, and shall cause its Affiliates to, execute and deliver such releases, termination agreements and discharges to (i) release and discharge Seller and such Affiliates (other than the Company) from any and all obligations owed to the Company, (ii) release and discharge the Company from any and all obligations owed to any Seller or any of its Affiliates (other than the Company) and (iii) terminate, or amend in such manner as to remove the Company as a party or obligor thereto, all Affiliate Agreements, in each case, to the reasonable satisfaction of Buyer.
(b) At or prior to the Closing, Seller shall, and shall cause its Affiliates to, settle or otherwise eliminate, in the manner as determined by Seller to the reasonable satisfaction of Buyer, all intercompany accounts between Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, including any Indebtedness owed by the Company to Seller or any of its Affiliates.
(c) Seller shall, and shall cause its Affiliates to, on or prior to the Closing Date, amend or otherwise modify, in the manner as determined by Seller to the reasonable satisfaction of Buyer, all Contracts governing each bank and brokerage account held by, or in the name of, Seller or any of its Affiliates (other than the Company) (collectively, the “Seller Accounts”) and all Contracts governing each bank or brokerage account held by, or in the name of, the Company (collectively, the “Company Accounts”) so that each such Seller Account and Company Account, if currently linked to any Company Account or Seller Account, respectively, is delinked from such Company Account or Seller Account, respectively.
(d) Buyer and Seller acknowledge Seller, Seller Affiliates and the Company are parties to certain Contracts, which are set forth on Section 6.12(d) of the Company Disclosure Schedule, which are not capable of being divided or standing on their own without the consent of a third-party (those Contracts that are, or are required to be, set forth on Section 6.12(d) of the Company Disclosure Schedule, the “Commingled Contracts”), which relate in part to both (i) the operations or conduct of the Business and (ii) the operations or conduct of the businesses of Seller and its Affiliates (other than the Company). Buyer and Seller shall cooperate with each other and use their respective reasonable best efforts to (x) notify the third party that is the counterparty to each Commingled Contract and, to the extent reasonably within the contractual or other ability or control of Seller or Buyer or their respective Affiliates, as the case may be, to cause the applicable Commingled Contract to be apportioned between (A) the Company and (B) Seller and its Affiliates (other than the Company), pursuant to which Seller and/or its Affiliates (other than the Company) will assume all of the rights and obligations under such Commingled Contract that relate to the business of Seller and/or its Affiliates (other than the Company), on the one hand, and the Company will assume all of the rights and obligations under such Commingled Contract that relate to the Business, on the other hand, and (y) to the extent reasonably within the contractual or other ability or control of Seller or Buyer or their respective Affiliates, in the case of Seller and its Affiliates (other than the Company), cause the applicable counterparty to release the Company from the obligations of Seller and its Affiliates (other than the Company) arising after the Closing Date under the portion of the Commingled Contract apportioned to Seller and, in the case of the Company, cause the applicable counterparty to release Seller from the obligations of the Company arising after the Closing Date under the portion of the Commingled Contract apportioned to the Company.  From and after the date hereof, the Parties shall take actions reasonably necessary to allocate rights and obligations under such Commingled Contracts in accordance with the foregoing.

6.13 No Negotiation. From the date of this Agreement until the earlier of (a) the termination of this Agreement pursuant to Section 8.1 or (b) the Closing Date, Seller shall not, and shall cause its Affiliates not to, permit any of their respective Affiliates, officers, directors, members, managers, agents, trustees, advisors, attorneys or other representatives, to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to or consider the merits of any inquiries or proposals from any Person (other than Buyer and its Affiliates) relating to any transaction involving the sale of all or any material portion of the Company or the Business, whether effected by sale of assets, sale of equity interests, merger or otherwise, and Seller shall, and shall cause its Affiliates to cause any such inquiries, proposals, discussions or negotiations in process as of the date hereof to be terminated immediately.
6.14 Non-Competition; Non-Solicitation; Confidentiality.
(a) In order for Buyer to protect and preserve the going concern value and goodwill of the Company, and as a material inducement to Buyer to enter into this Agreement, Seller on behalf of itself and each of the controlled Affiliates of Mount Olympus Holdings, Inc. agrees that such Persons will not, following the Closing Date:
(i) for a period of two (2) years, solicit or encourage, any customer of the Company as of the Closing Date to reduce or terminate its business relationship with the Company;
(ii) for a period of two (2) years, (A) solicit or encourage, any Key Personnel or any other employee or exclusive independent contractor of the Company that was employed or engaged at the time of the Closing to resign or otherwise leave the employ or engagement of the Company or (B) hire, employ or engage any such Key Personnel or other employee or independent contractor, to perform services other than for the benefit of the Company; provided, however, that the foregoing will not prohibit or restrict Seller or any of its Affiliates from (i) publishing general advertisements or making other general postings via other media or search firms, employment agencies or similar entities of employment opportunities or listings, so long as such advertisement, posting or listings were not specifically targeted to the employees of the Company, or (ii) (A) soliciting or hiring any employee of the Company whose employment was terminated by the Company or (B) soliciting or hiring any employee of the Company who is not a Key Personnel whose employment was terminated by the employee at least ninety (90) days prior to the commencement of any employment discussions with Seller or its Affiliates; and
(iii) for a period of three (3) years, directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, member, agent, representative or otherwise), consult with, or in any other manner engage in the Business in the Restricted Territory (any of the foregoing, a “Restricted Activity”); provided, that nothing herein shall prohibit Seller or any of its Affiliates from:
(A) being a passive owner of not more than five percent (5%) of the outstanding shares of any class of securities of a Person that, directly or indirectly, engages in a Restricted Activity, so long as none of such Persons has any active participation in the business of such Person;

(B) providing any services for Buyer or any of its Affiliates (including the Company), including pursuant to the Transition Services Agreement;
(C) acquiring and, after such acquisition, owning and actively engaging in, any business that has a subsidiary, division, group, franchise or segment (“Competing Unit”) that is engaged in any Restricted Activity if Seller or its applicable Affiliate divests, or enters into a definitive agreement to divest, the Competing Unit within twelve (12) months after such acquisition is consummated, and completes any such divestiture no later than fifteen (15) months after such acquisition is consummated;

(D) acquiring and, after such acquisition, owning and actively engaging in, any business that has a Competing Unit if the Restricted Activity of the aggregate revenue of all Competing Units acquired pursuant to this subsection (D) generated less than $[***] of net revenues in the fiscal year prior to acquisition and does not generate more than $[***] of net revenues in any fiscal year thereafter; or

(E) selling products (other than products provided by the Business on the Closing Date) to, providing services (other than services provided by the Business on the Closing Date) to, soliciting, or receiving products or services from, or otherwise engaging in, any commercial activities (other than the Business as conducted on the Closing Date) with a Person engaged in the Restricted Activity, or any client, supplier, partner, licensor or licensee of a Person engaged in the Restricted Activity.

(b) For the avoidance of doubt, Section 6.14 shall not apply to or bind any Person that has been divested by Mount Olympus Holdings, Inc. or one of its Affiliates to an unrelated third party after such divestiture.
(c) From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its representatives and their respective Affiliates to hold, in confidence, any and all Company Confidential Information, except to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement, by Seller or its representatives, (ii) is or becomes available to Seller on a non-confidential basis from a source that Seller does not have reason to believe to be bound by an obligation or duty of confidentiality or another legal, fiduciary or contractual obligation of confidentiality or secrecy with respect to such information, or (iii) is independently developed by Seller or its representatives after the Closing without use of or reference to any of the Company Confidential Information. Seller may disclose Company Confidential Information to the extent required by applicable Law; provided, that to the extent legally permissible and reasonably practicable, Seller shall notify Buyer of its intention to make such disclosure and provide a list of the Company Confidential Information that Seller intends to disclose prior to making such disclosure. Seller agrees to reasonably cooperate with any attempt by

Buyer, at Buyer’s sole cost and expense, to seek an appropriate protective order or other remedy with respect to required Seller disclosure of Company Confidential Information. In the event that such a protective order or other remedy is not obtained, Seller (x) will furnish only that portion of the Company Confidential Information that in the opinion of Seller’s legal counsel (including in-house legal counsel) is required by applicable Law to be disclosed and (y) will use its commercially reasonable efforts, at Buyer’s sole cost and expense, to obtain an Order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that Buyer so designates. Notwithstanding the foregoing, nothing in this Agreement shall prevent Seller or its Affiliate from disclosing the commercial terms and conditions of the transactions contemplated by this Agreement or the financial results of the Company during the period the Company was owned by Seller to lenders to Seller or its Affiliates to the extent required by the current terms and conditions of the debt agreements between Seller or its Affiliates and such lenders, or as required by the customary terms and conditions of any refinancing thereof.
(d) Each Party acknowledges and agrees that in the event of a breach by such Party or its Affiliates of any of the provisions of this Section 6.14, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching Party may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Section 6.14, in each case without the requirement of posting a bond or proving actual damages.
(e) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.14 is invalid or unenforceable, the Parties agree that it is their intention that the court making the determination of invalidity or unenforceability will reduce the scope, duration or area of the term or provision, delete specific words or phrases or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
6.15 Audit Cooperation. Following the Closing, Seller and its Affiliates shall cooperate in good faith with Buyer and its representatives in the preparation of audited historical financial statements for the Company, including by providing any relevant documentary materials and analyses that are reasonably requested by Buyer or its representatives and using its commercially reasonable efforts to cause its accountants to, cooperate with and assist Buyer and its accountants and other representatives in the conduct of the review of such documentary materials and analyses, including by providing reasonable access to any books, records and work papers and making available personnel to the extent reasonably requested by Buyer or any of its representatives in connection with such review; provided, that such access shall not unreasonably interfere with the normal business operations of Seller, and (a) Buyer shall bear one hundred percent (100%) of the costs and expenses of such cooperation and assistance up to $[***] and (b) Seller shall bear one hundred percent (100%) of the costs and expenses of such cooperation and assistance in excess of $[***]. At Seller’s option, and solely to the extent of Buyer’s portion of such costs and expenses, Buyer shall promptly (i) directly pay such costs and expenses to the Company’s auditor, or (ii) reimburse Seller for such costs and expenses, in each case, upon receipt of an invoice therefor from such accountants.

6.16 Employee Census. On or prior to the Closing Date, Seller shall deliver to Buyer an updated list, current as of the Closing Date, of employees and independent contractors of the Company that includes all of the information required to be included on, and is otherwise consistent with, the spreadsheet referred to in Section 4.11(a).
6.17 Asset and Employee Transfers.
(a) Between the date hereof and the Closing Date, Seller shall, or shall cause the applicable Person to, transfer the assets, properties and employees of Seller and its Affiliates set forth on Section 6.17 of the Company Disclosure Schedule to the Company pursuant to one or multiple transactions subject to the reasonable prior written approval of Buyer (which may be via e-mail from Buyer or its counsel).
(b) Without limitation of the provision of any services pursuant to the Transition Services Agreement, if, prior to the one (1) year anniversary of the Closing Date, Buyer or Seller reasonably determine that any data, information, assets or properties were used or held for use primarily in the conduct of the Business by the Company prior to the Closing but were not owned by the Company as of the Closing, the Parties agree to reasonably cooperate to transfer such data, information, assets or properties to the Company as promptly as practicable without the payment of any further consideration.
6.18 Certain Cooperation Matters.
(a) Prior to the Closing, Seller shall, at Buyer’s sole cost and expense, use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause the Company and its and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives to: (i) assist Buyer in its preparation of pro forma financial statements (including by providing such financial information about the Company as is reasonably requested by Buyer in order for Buyer to prepare such pro forma financial statements) and assist Buyer in its preparation of audited historical financial statements for the Company, in each case, to the extent such pro forma financial statements and audited historical financial statements are required to be filed by Buyer with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K pursuant to the applicable requirements of Regulation S-X, (ii) facilitate the pledging of collateral and the provision of guarantees, including the execution and delivery of such pledge, security and guarantee documents as Buyer reasonably requests that are required under Buyer’s existing Amended and Restated Credit Agreement; provided, that any such pledges, security interests and guarantees and related documents shall be authorized and become effective only after the Closing; and (iii) provide all documentation and other information with respect to the Company on or prior to the Closing Date as shall have been reasonably requested in writing by Buyer at least ten (10) days prior to the Closing Date that is customarily required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the US PATRIOT Act. Notwithstanding the foregoing, (x) such requested cooperation shall not unreasonably interfere with the ongoing operations of Seller or the Company, (y) neither Seller nor, prior to the Closing, the Company shall be required to pay any commitment or other similar fee in connection with any debt financing or incur or assume any other liability or obligation prior to the Closing Date pursuant to the definitive documentation relating to any debt financing and (z) none of Seller, the Company or their respective officers, directors, employees shall be required to authorize, execute or enter into or perform any agreement or adopt any resolution or otherwise take any corporate or similar action with respect to any debt financing prior to the Closing, it being understood that Persons who are the managers or directors of the Company prior to the Closing, in their capacity as such, shall not be required to pass resolutions or consents to approve or authorize the execution of any debt financing and Seller shall not be required to authorize, execute or enter into or perform any agreement or adopt any resolution or otherwise take any corporate or similar action with respect to any debt financing. Notwithstanding anything to the contrary provided in the Confidentiality Agreement or herein, Buyer and its Affiliates and its and their representatives shall be permitted to disclose information about the Company as necessary and consistent with customary practices to the administrative agent under Buyer’s existing Amended and Restated Credit Agreement, subject to customary confidentiality arrangements reasonably approved by Seller.
(b) None of Seller, the Company or their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives shall be required to bear any out-of-pocket cost or expense (except to the extent such Person is promptly reimbursed) or provide or agree to provide, with respect to the Company, prior to the Closing, any indemnity in connection with their performance of their respective obligations under this Section 6.18. Buyer shall indemnify and hold harmless Seller and, if this Agreement is terminated for any reason (such that the Closing does not occur), the Company, and its and their respective members, shareholders, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives from and against any and all Liabilities suffered or incurred by them in connection with the performance of their respective obligations under this Section 6.18 (other than to the extent arising from the bad faith or willful misconduct of Seller, the Company, or any of their respective members, shareholders, officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives), and any information utilized in connection therewith (other than information (other than projections and other forward-looking statements) related to the Company provided by or on behalf of Seller or the Company in writing specifically for use in connection with performance of their respective obligations under this Section 6.18) and (ii) promptly upon request of Seller, reimburse Seller and the Company for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or the Company (including those of its accountants, consultants, legal counsel, agents and other representatives) in connection with the cooperation required by this Section 6.18
6.19 Updated Financial Statements(a) . During the period from the date hereof until the earlier of the termination of this Agreement or the Closing, Seller shall provide to Buyer an unaudited consolidated balance sheet of the Company as of the last day of every calendar month and the unaudited income statement for such month, prepared on a basis consistent with the preparation of the Financial Statements and delivered substantially concurrently with delivery of month-end financial reports to the Company’s or Seller’s board of directors.
6.20 Buyer R&W Insurance Policy. As of the date hereof, the Buyer R&W Insurance Binder is duly executed by Buyer and the Buyer R&W Insurer and is enforceable in accordance with its terms. Buyer shall take all actions necessary to complete the applicable conditions in the Buyer R&W Conditional Binder (other than the condition that Closing has occurred, to which this sentence does not apply) in order to maintain the Buyer R&W Insurance Policy in full force and effect. The Parties acknowledge that Buyer obtaining the Buyer R&W

Insurance Policy is a material inducement to Seller entering into the transactions contemplated by this Agreement, and Seller is relying on Buyer’s covenants and obligations set forth in this Section 6.20. The Buyer R&W Insurance Policy may not be amended by Buyer in any manner that is adverse to Seller or any of its Affiliates without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, except with respect to the subrogation provisions therein, which consent shall be in the sole and absolute discretion of Seller). In the event that Buyer or any of its Affiliates otherwise amends, modifies or cancels the terms of the Buyer R&W Insurance Policy, in no event shall Seller be liable under Article IX for any liabilities or obligations in excess of such liabilities or obligations as Seller would have under Article IX if the Buyer R&W Insurance Policy in the form as of the date hereof had not been so amended, modified or canceled. Buyer and Seller agree that the removal of any exclusions set forth in Section III of the Buyer R&W Insurance Policy shall not be deemed an amendment for purposes of this Section 6.20. From and after the Closing Date, Seller shall promptly provide to Buyer, upon request therefor, at Buyer’s sole expense, such number of copies, in the form requested by Buyer, of the contents (as of the date of this Agreement) of the electronic data room hosted by Merrill Corporation with respect to the Transaction as Buyer shall reasonably request.
6.21 Regulatory Cooperation. Following the Closing for a period of ninety (90) days, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide Buyer and its representatives with any relevant documentary materials, analyses and other information that are reasonably requested by Buyer or its representatives to assist Buyer and its representatives in the preparation of any filings that are required to be made under any applicable Law, including the Exchange Act, in connection with the Transaction; provided, that such assistance shall not unreasonably interfere with the normal business operations of Seller or its Affiliates and such cooperation and assistance shall be at Buyer’s sole cost and expense.
6.22 Certain Customer Matters. Seller shall use reasonable best efforts to procure the written consents to the Transaction described on Section 6.22 of the Company Disclosure Schedule and, if procured, will promptly provide copies thereof to Buyer.
6.23 Finalization of Transition Services Agreement Schedules. At or prior to the Closing, Seller and Buyer shall negotiate in good faith to finalize the schedules to the Transition Services Agreement attached hereto as Exhibit D, including with respect to the Services (as defined in the Transition Services Agreement) that will be provided pursuant to the Transition Services Agreement and the term and Fees (as defined in the Transition Services Agreement) associated with such Services and Seller and Buyer agree that the final schedules shall reflect the terms of the schedules attached hereto in all material respects.
ARTICLE VII – CLOSING CONDITIONS
7.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived in writing by the other Party, to the extent permitted by applicable Law:
(a) Absence of Legal Restraints. The consummation of the transactions contemplated hereby shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Body, and there shall not be in effect any Law enacted, promulgated or deemed applicable to the transactions contemplated hereby by any Governmental Body that prevents the consummation of the transactions contemplated hereby (collectively, the “Legal Restraints”).
(b) Regulatory Approvals. (i) Any waiting period, together with any extensions thereof, applicable to the Transaction under the HSR Act shall have expired or been terminated and (ii) all other regulatory approvals specified in Section 7.1(b) of the Company Disclosure Schedule required to be obtained prior to the Closing to consummate the Transaction shall have been obtained.
7.2 Conditions to Buyer’s Obligation to Close. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived in writing by Buyer, to the extent permitted by applicable Law:
(a) Representations and Warranties of Seller.
(i) The Fundamental Seller Representations (other than those made in Section 4.19(b)) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, at and as of such date).
(ii) The representations and warranties made by Seller in Section 4.6(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date.
(iii) The representations and warranties made by Seller in Section 4.19(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except for such failures to be true and correct as would not be material to the Business.
(iv) The representations and warranties made by Seller in Article IV (other than the Fundamental Seller Representations and the representations and warranties made by Seller in Section 4.6(b)) shall be true and correct in all respects (without giving effect to any qualification in any such representation or warranty as to “material,” “Material Adverse Effect” or other similar materiality qualifications) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not have a Material Adverse Effect.
(b) Covenants of Seller. Seller shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.
(c) Closing Deliverables of Seller. Seller shall have delivered or caused to be delivered to Buyer and the Payment Agent the closing deliverables required to be delivered by

Seller pursuant to Section 3.2(a) (except for such deliverables as by their nature are to be delivered at the Closing but subject to the delivery of such deliverables).
(d) Certain Payments. Seller shall have made, or caused to have been made, the payments set forth on Section 7.2 of the Company Disclosure Schedule, and shall have delivered to Buyer evidence reasonably satisfactory to Buyer thereof.
7.3 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived in writing by Seller, to the extent permitted by applicable Law:
(a) Representations and Warranties of Buyer.
(i) The Fundamental Buyer Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, at and as of such date).
(ii) The representations and warranties made by Buyer in Article V (other than the Fundamental Buyer Representations) shall be true and correct in all respects (without giving effect to any qualification in any such representation or warranty as to “material,” “Material Adverse Effect” or other similar materiality qualifications) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not have a Buyer Material Adverse Effect.
(b) Covenants of Buyer. Buyer shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.
(c) Closing Deliverables of Buyer. Buyer shall have delivered or caused to be delivered to Seller and the Payment Agent the closing deliverables required to be delivered by Seller pursuant to Section 3.2(b) (except for such deliverables as by their nature are to be delivered at the Closing but subject to the delivery of such deliverables).
ARTICLE VIII – TERMINATION OF AGREEMENT
8.1 Termination of Agreement.
(a) This Agreement may be terminated and the Transaction abandoned any time prior to the Closing Date as follows:
(i) by mutual written consent of Seller and Buyer;
(ii) by either Seller or Buyer, if any Legal Restraint permanently preventing or prohibiting consummation of the Transaction shall be in effect and shall have become final and non-appealable; provided, that Seller or Buyer, as applicable, shall not be entitled to terminate this Agreement pursuant to this Section 8.1(a)(ii) if the principal reason of such Legal Restraint is the breach by such Party of its obligations under this Agreement;
(iii) by either Seller or Buyer, after February 18, 2020 (the “Outside Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 7.1(a) or Section 7.1(b), shall have been satisfied or shall be capable of being satisfied at such time, or, to the extent permitted by applicable Law, shall have been waived, on or before such date, the Outside Date shall be extended automatically to June 18, 2020, which date shall thereafter be deemed to be the Outside Date; provided, further, that Seller or Buyer, as applicable, shall not be entitled to terminate this Agreement pursuant to this Section 8.1(a)(iii) if the principal reason the Transaction shall not have been consummated by the Outside Date (as it may be extended) is the breach by such Party of its obligations under this Agreement;
(iv) by Buyer, if there has been a breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement which, if not cured, would cause the conditions to Closing set forth in Section 7.1 or Section 7.2 not to be satisfied and such breach has not been, or cannot be, cured within the earlier of (A) thirty (30) calendar days following receipt by Seller of notice of such breach from Buyer or (B) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(iv) shall not be available to Buyer if the breach by Buyer of any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach by Seller, or if the conditions in Section 7.1 or Section 7.3 are not capable of being satisfied and the principal reason therefor is a breach of a representation, warranty or covenant made by Buyer in this Agreement; or
(v) by Seller, if there has been a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement which, if not cured, would cause the conditions to Closing set forth in Section 7.1 or Section 7.3 not to be satisfied and such breach has not been, or cannot be, cured within the earlier of (A) thirty (30) calendar days following receipt by Buyer of notice of such breach from Seller or (B) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(v) shall not be available to Seller if the breach by Seller of any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach by Buyer, or if the conditions in Section 7.1 or Section 7.2 are not capable of being satisfied and the principal reason therefor is a breach of a representation, warranty or covenant made by Seller in this Agreement.
8.2 Procedure Upon Termination. In the event of termination of this Agreement by Buyer or Seller, or both, pursuant to Section 8.1 hereof (other than Section 8.1(a)(i)), written notice thereof shall forthwith be given to the other Party in accordance with Section 10.6, and this Agreement shall terminate, without further action by Buyer or Seller, subject to Section 8.3.
8.3 Effect of Termination. In the event that this Agreement is terminated in accordance with Sections 8.1 and 8.2, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Seller; provided, that the provisions of Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.11, the Confidentiality Agreement and this Section 8.3 shall remain in full force and effect and survive any termination of this Agreement in accordance with their respective terms; provided, further, that nothing herein shall relieve or release any Party from any liability to any other Party arising out of such Party’s fraud or any willful breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.
ARTICLE IX – INDEMNITY
9.1 Survival of Representations and Warranties. The Fundamental Seller Representations and the Fundamental Buyer Representations shall survive the Closing until the date that is five (5) years after the Closing Date, unless, in each case, on or prior to such date a claim for indemnification, in accordance with the notice requirements under Section 9.4, is made with respect to any such representation or warranty, in which case such representation or warranty shall survive until, but only for the purposes of, the resolution of such claim. The representations and warranties of Buyer contained in Article V (other than the Fundamental Buyer Representations) shall survive the Closing until the date that is twelve (12) months after the Closing Date, unless on or prior to such date a claim for indemnification, in accordance with the notice requirements under Section 9.4 is made with respect to any such representation or warranty, in which case such representation or warranty shall survive beyond such twelve (12) month anniversary of the Closing Date until, but only for the purposes of, the resolution of such claim. The representations and warranties of Seller contained in Article IV (other than the Fundamental Seller Representations) shall not survive the Closing. No covenant or agreement contained herein that is to be performed on or prior to the Closing shall survive the Closing, except for the covenants contained in Section 6.2, which shall survive the Closing until the date that is one (1) year after the Closing Date, unless, in each case, on or prior to such date a claim for indemnification, in accordance with the notice requirements under Section 9.4, is made with respect to such covenant, in which case such covenant shall survive until, but only for the purposes of, the resolution of such claim. Any covenant or agreement to be performed after the Closing shall survive the Closing in accordance with its terms until performed to the extent such covenant or agreement is to be performed after the Closing. The foregoing is not intended to limit the survival periods contained in the Buyer R&W Insurance Policy.
9.2 Obligation of Seller to Indemnify.
(a) Subject to the terms and conditions of this Article IX, from and after the Closing, Seller agrees to indemnify Buyer, its Affiliates (including the Company), and their respective managers, officers, directors, employees, advisors (including attorneys, accountants, consultants and financial advisors), equityholders, successors, assigns, agents and representatives (collectively, the “Buyer Indemnified Parties”) in respect of, and hold the Buyer Indemnified Parties harmless against, any and all losses, suits, proceedings, judgments, fines, awards, penalties, demands, assessments, liabilities, Taxes, damages, claims, deficiencies and all expenses, including interest, penalties and reasonable attorneys’ and accountants’ fees and disbursements (each, a “Loss”), based upon, resulting from or otherwise in respect of: (i) any breach of any Fundamental Seller Representation by Seller in Article IV as of the Closing Date as if made on and as of the

Closing Date (or, if made as of a specific date, as of such specified date); (ii) any breach or nonperformance of Section 6.2 or any covenants or agreements of Seller in this Agreement to be performed after the Closing; (iii) any Indemnified Taxes; (iv) any Benefit Plan or other employee benefit or compensation plan maintained, sponsored or contributed to by Seller or any of its Affiliates (in each case, other than any Company Plan) (including Losses resulting from or otherwise in respect of the matter disclosed at Section 4.10(c) of the Company Disclosure Schedule); (v) the matter set forth on Section 9.2(a)(v) of the Company Disclosure Schedule (the “Specified Claim”) and (vi) the matters set forth on Section 9.2(a)(vi) of the Company Disclosure Schedule (the “Special Claims”).
(b) The obligation of Seller to indemnify the Buyer Indemnified Parties for Losses pursuant to this Section 9.2 is subject to the following limitations (in addition to those set forth in Section 9.5): (i) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2 (other than with respect to the Specified Claim and fraud) exceed the Base Purchase Price; (ii) in no event shall Seller have an obligation to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(a)(vi) until the Buyer Indemnified Parties have incurred Losses in excess of $1,000,000 in the aggregate pursuant thereto, and then only to the extent of such excess (subject to the immediately following clause (iii)); (iii) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(a)(vi) exceed $5,000,000; and (iv) except with respect to indemnification pursuant to Sections 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(vi) or fraud, in no event shall Seller be required to provide indemnification to any Buyer Indemnified Party for any single claim or aggregated claims arising out of substantially the same events or circumstances pursuant to Section 9.2 unless the amount of such claim or aggregated claims arising out of substantially the same events or circumstances exceeds $20,000 (the “De Minimis Amount”) (and the amount of Losses with respect to such claims that do not exceed the De Minimis Amount shall not be aggregated for purposes of the foregoing clause (i)). Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, in no event shall the obligation of Seller to indemnify the Buyer Indemnified Parties for Losses pursuant to Section 9.2(a)(v) be limited by operation of this Section 9.2(b).
9.3 Obligation of Buyer to Indemnify.
(a) Subject to the terms and conditions of this Article IX, from and after the Closing, Buyer agrees to indemnify Seller, its Affiliates and their respective managers, officers, directors, employees, advisors (including attorneys, accountants, consultants and financial advisors), equityholders, successors, assigns, agents and representatives (collectively, the “Seller Indemnified Parties”) in respect of, and hold the Seller Indemnified Parties harmless against, any and all Losses, based upon, resulting from or otherwise in respect of: (i) any breach of any representation or warranty made by Buyer in Article V as of the Closing Date as if such representation or warranty were made again at the Closing Date (or, if made as of a specific date, as of such specified date); or (ii) any breach or nonperformance of any covenants or agreements of Buyer in this Agreement to be performed after the Closing.
(b) The obligation of Buyer to indemnify the Seller Indemnified Parties for Losses is subject to the following limitations: (i) Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 9.3(a)(i) (other than with respect to fraud or the Fundamental Buyer Representations) unless the aggregate amount of Losses incurred by all the Seller Indemnified Parties in respect of any claim against Buyer for indemnification under Section 9.3(a)(i) (other than with respect to fraud or the Fundamental Buyer Representations) exceeds $1,550,000, and then the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 9.3(a)(i) (other than with respect to fraud or the Fundamental Buyer Representations) for only the amount in excess of such amount; (ii) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to Section 9.3(a)(i) of this Agreement (other than with respect to fraud or the Fundamental Buyer Representations) exceed $15,500,000; (iii) in no event shall the aggregate amount of Losses incurred or suffered by any Seller Indemnified Party for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to Section 9.3(a)(i) with respect to the Fundamental Buyer Representations and Section 9.3(a)(ii) (other than with respect to fraud) exceed the Base Purchase Price; and (iv) except in the case of fraud, in no event shall Buyer be required to provide indemnification to any Seller Indemnified Party for any single claim or aggregated claims arising out of substantially the same events or circumstances pursuant to Section 9.3 unless the amount of such claim or aggregated claims arising out of substantially the same events or circumstances exceeds the De Minimis Amount (and the amount of Losses with respect to such claims that do not exceed the De Minimis Amount shall not be aggregated for purposes of the foregoing clauses (i), (ii) and (iii)).
9.4 Notice and Opportunity to Defend.
(a) A party entitled to indemnification hereunder (an “Indemnified Party”) shall give the indemnifying party (an “Indemnifying Party”) notice of any matter that an Indemnified Party has determined has given or would give rise to a right of indemnification under this Agreement, promptly, and in an event within thirty (30) days, of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (such notice, a “Claim Notice”); provided, however, that the failure to provide a Claim Notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent such party is prejudiced by such failure; provided, further, however, that no such Claim Notice is required to be delivered with respect to the Specified Claim.
(b) Except with respect to Tax Proceedings (which shall be governed exclusively by Section 6.7(f)) or the Specified Claim or Special Claims (all of which shall be governed exclusively by Section 9.4(c)), if the matter specified in the notice provided in Section 9.4(a) relates to a Third Party Claim, then, subject to the other provisions of this Section 9.4(b), such Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within forty-five (45) days of the receipt of such notice from the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall not be entitled to assume the defense and control of any Third Party Claim if (i) the Third Party Claim is in respect of any matter involving a violation of Law, (ii) the matter that is the subject of the Third Party Claim seeks as a cause of action the imposition of an equitable or injunctive remedy that would be binding only upon the Indemnified Party or any of its Affiliates, (iii) the Third Party Claim involves potential Losses that the Indemnified Party will not be able to fully recover from the Indemnifying Party, such potential

Losses to be calculated based on the amount that would reasonably be expected to be paid with respect to such claims assuming that the party bringing such Third Party Claim were to prevail or (iv) where the Indemnifying Party is Seller, if the damages related to such Third Party Claim are reasonably expected to be covered under the Buyer R&W Insurance Policy or reduce the retention thereunder. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall have the right to participate in the defense of such Third Party Claim with counsel selected by it. The fees and disbursements of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party; provided, that, if, in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the Third Party Claim imposes no Loss on any Indemnified Party, provides for a full release of all Indemnified Parties and includes no admission of fault or wrongdoing by any Indemnified Party. Notwithstanding any other provision of this Agreement, no Third Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
(c) With respect to the Specified Claim and any Special Claims, the Indemnified Party shall be entitled to assume and control the defense of such Specified Claim and any Special Claims through counsel selected by the Indemnified Party and approved by the Indemnifying Party (such approval not to be unreasonably withheld and the fees of which such counsel shall be included as a Loss subject to indemnification in connection with such Special Claim), and it shall give notice of any intention not to do so (if any) to the Indemnifying Party within forty-five (45) days of the date that the Indemnified Party is notified of the claim (or, in the case of the Specified Claim, within forty-five (45) days of the Closing Date). The Party that has not assumed and taken control of the Specified Claim or any Special Claims shall cooperate in good faith in such defense. In the event that the Indemnified Party assumes and controls the defense of the Specified Claim or any Special Claim, the Indemnifying Party shall have the right to participate in the defense of the Specified Claim or such Special Claim with counsel selected by the Indemnifying Party. The fees and disbursements of the Indemnifying Party’s counsel shall be at the expense of the Indemnifying Party. In the event that the Indemnified Party elects not to assume and control the defense of the Specified Claim or any Special Claim, the Indemnified Party shall have the right to participate in the defense of the Specified Claim or such Special Claim by the Indemnifying Party with counsel selected by the Indemnified Party. In such case, the fees and disbursements of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party; provided, that, if, in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. Notwithstanding any other provision of this Agreement, neither the Indemnifying Party nor the Indemnified Party shall settle the Specified Claim or any Special Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the consent of the Indemnifying Party shall not be required for any monetary settlement of any

Special Claim by the Indemnified Party if the Indemnifying Party has no liability therefor under Section 9.2.
(d) If the matter specified in the notice provided in Section 9.4(a) relates to any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnifying Party shall have forty-five (45) days after its receipt of such Claim Notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such forty-five (45) day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party in its response to such Direct Claim contests the payment of all or part of the amount claimed, then the Indemnifying Party and Indemnified Party shall use good faith efforts to resolve such dispute.
9.5 Limitations on Liability.
(a) Inconsistencies. Notwithstanding any other provision of this Agreement to the contrary, the liability of Buyer or Seller as an Indemnifying Party under this Agreement shall be limited in the manner set out in this Section 9.5. If there is any inconsistency between the provisions of this Section 9.5 and any other provision of this Agreement, then the provisions of this Section 9.5 shall prevail.
(b) Except with respect to Tax matters, each Indemnified Party shall (at the expense of the Indemnifying Party) use commercially reasonable efforts to mitigate Losses hereunder after the date on which such Indemnified Party becomes aware of both (i) an event, occurrence or action and (ii) that such event, occurrence or action gives rise to a claim against the Indemnifying Party for Losses recoverable under this Article IX.
(c) Procurement of Buyer R&W Insurance Policy. To the extent the Buyer Indemnified Parties incur Losses that are indemnifiable pursuant to Section 9.2(a)(i) and fall within the scope and limits of the coverage provided by the Buyer R&W Insurance Policy, the Buyer Indemnified Parties shall exclusively look to payment by the Buyer R&W Insurance Policy; provided that, to the extent the Buyer Indemnified Parties incur Losses that are indemnifiable pursuant to Section 9.2(a)(i) but that are beyond the scope, or within the scope and beyond the limits, of the Buyer R&W Insurance Policy, subject to the limitations set forth herein (including Section 9.2(b) and this Section 9.5), Seller shall remain responsible for such Losses.
(d) Limitation of Damages. NEITHER BUYER NOR SELLER SHALL BE LIABLE FOR SPECIAL DAMAGES OR PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES THAT ARE NOT NATURAL, PROBABLE AND REASONABLY FORESEEABLE UNDER ANY PROVISION OF THIS AGREEMENT; PROVIDED, THAT THE FOREGOING SHALL NOT LIMIT A PERSON’S ABILITY TO RECOVER ANY SUCH LOSSES ACTUALLY AWARDED OR PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM. No Indemnified Party shall have any right to recover for any claim against any Indemnifying Party with respect to any Loss, cause of action or other claim to the extent such alleged Loss is a possible or potential Loss, cause of action or claim the Indemnified Party believes may be asserted rather than an actual Loss, cause of action or claim that has, in fact, been filed of record against such Indemnified Party or paid or incurred by such Indemnified Party.

(e) Exclusive Remedy. Except as set forth in Section 2.3, Section 6.11(c), Section 6.14 and Section 10.3, following the Closing, the remedies provided in this Article IX shall be the sole recourse of the Parties for all Losses (including any Losses from claims for breach of Contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) based upon, arising from or relating to any breach of any representation, warranty, covenant or agreement contained in this Agreement or the transactions contemplated hereby (other than the Transaction Documents, to which this Article IX shall not apply); provided, that nothing herein shall relieve or release any Party from any liability to any other Party for fraud.
(f) Calculation of Losses. The amount of any claims for Losses subject to indemnification by Seller under this Article IX shall be calculated net of any amounts recovered by Buyer or its Affiliates (including the Company after the Closing) under any third party, representation and warranty or other indemnity provisions and insurance policies, including the Buyer R&W Insurance Policy (but taking into account and net of any costs of collection, any deductible or retention and initial premium increase resulting therefrom, but not taking into account the initial premium of any such policy) held by Buyer or its Affiliates (including the Company after the Closing), and Buyer agrees to use commercially reasonable efforts to make or cause to be made all commercially reasonable claims for indemnification or insurance under such third party indemnification provisions or insurance policies that may be applicable to the matter giving rise to the indemnification claim hereunder.
(g) Materiality and Material Adverse Effect Readout. Any qualification in any representation or warranty as to “material,” “Material Adverse Effect” or other similar materiality qualifications shall be disregarded for purposes of determining whether a breach of such representation or warranty has occurred and the amount of Losses subject to indemnification in respect thereof for purposes of this Article IX (other than Section 4.5, Section 4.6, “Material Contract”, and except to the extent such terms are used to qualify lists of assets and liabilities and other items required to be disclosed on the Company Disclosure Schedule).
(h) Fraud, Gross Negligence and Willful Misconduct. Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article IX to the extent any Losses were attributable to such Indemnified Party’s own fraud, gross negligence or willful misconduct.
(i) No Duplication. Buyer and the Company shall not be entitled to indemnification from Seller hereunder to the extent (i) Buyer has otherwise been fully compensated by reason of adjustments (pursuant to Section 2.3) in the calculation of the Closing Purchase Price relative to what it would have been absent such Loss or (ii) a specific liability or reserve relating to such matter has been included in the calculation of the Final Adjustment Amount (pursuant to Section 2.3), including a current liability included in the calculation of Final Adjustment Amount.

(j) No Contribution. From and after the Closing, (i) Seller shall not make any claim for indemnification, contribution, reimbursement, set-off or similar rights of recovery from the Company or its Affiliates (other than Buyer) or any of their respective officers, directors, managers or employees with respect to any Losses of a Buyer Indemnified Party arising under or in connection with this Agreement and (ii) Seller hereby waives and relinquishes any and all rights to indemnification, contribution, reimbursement, set-off or similar rights of recovery, whether known or unknown, against the Company or its Affiliates (other than the Buyer) or any of their respective officers, directors or employees that it has or may have in the future with respect to any breach by, default or non-performance by the Company or its Affiliates (other than the Buyer) under any representation, warranty, covenant or agreement contained in this Agreement or any action or omission occurring prior to the Closing that may be alleged to have resulted in any Losses of a Buyer Indemnified Party arising under or in connection with this Agreement.
(k) Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant this Article IX, subject to the rights, including the subrogation rights of the Buyer R&W Insurer under the Buyer R&W Insurance Policy, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties (other than, in the case of the Specified Claim and any Special Claims, any customers) with respect to the subject matter underlying such indemnification claim, and, subject to the rights, including the subrogation rights of the Buyer R&W Insurer under the Buyer R&W Insurance Policy, the Indemnified Party shall assign any such rights to the Indemnifying Party or, where such assignment is not permitted, use commercially reasonable efforts to recover in respect such claim on behalf of the Indemnifying Party.
ARTICLE X – MISCELLANEOUS
10.1 Expenses. Except as otherwise provided in this Agreement (including in connection with the Tail Policy pursuant to Section 6.9(b) and the costs of the Independent Accounting Firm pursuant to Section 2.3), whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, each of Seller and Buyer shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
10.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
(a) This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, except as provided in Section 2.3 (which shall govern any dispute regarding the calculation of the Final Adjustment Amount), each of the Parties hereto (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in Contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Legal Proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Legal Proceeding, any Delaware State court sitting in New Castle County. Each Party agrees that service of process upon such Party in any such Legal Proceeding shall be effective if notice is given in accordance with Section 10.5.
(b) EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF ANY DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE) IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party hereto (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.2(b).
10.3 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the Parties acknowledge and agree that, subject to this Section 10.3, the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, without any requirement to post any bond and without proving that monetary damages would be inadequate to prevent or cure breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the other Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.
10.4 Entire Agreement; Amendments and Waivers. This Agreement (including the Company Disclosure Schedule and Buyer Disclosure Schedule and exhibits hereto and thereto), the other Transaction Documents (and the exhibits thereto) and the Confidentiality Agreement represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements, arrangements, Contracts, discussions, negotiations, undertakings and understandings, whether written or oral, among the Parties with respect to such subject matter (other than the other Transaction Documents and the Confidentiality Agreement). This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written agreement signed by all Parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach of the same or any other provision. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
10.5 Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.
(c) Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(d) Headings. The provision of the Table of Contents hereof, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.
(e) Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used in this Agreement in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(f) No Drafting Presumptions. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(g) Made Available. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Buyer or its representatives in the electronic data room hosted by Merrill Corporation to which Buyer was provided access in connection herewith at least one Business Day prior to the date hereof.
10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when transmitted by electronic mail to the address set out below for such recipient if the sender on the same day sends a confirming copy of such notice, demand or other communication by a recognized overnight delivery service (charges prepaid) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):
If to Seller, to:

West Receivable Services, Inc.
11808 Miracle Hills Drive
Omaha, Nebraska 68154
Telephone: [***]
Attention: Lou Brucculeri
Email: [***]

With a copy to (which shall not constitute notice):
Brownstein Hyatt Farber Schreck, LLP
410 17th Street, Suite 2200
Denver, CO 80202
Telephone: [***]
Attention: Adam J. Agron
Email: [***]

If to Buyer, to:
HMS Holdings Corp.
5615 High Point Drive
Irving, Texas 75038
Telephone: [***]
Attention: Chief Financial Officer
Email: [***]

With a copies (which shall not constitute notice) to:

HMS Holdings Corp.
5615 High Point Drive
Irving, Texas 75038
Telephone: [***]
Attention: Chief Legal Officer
Email: [***]
and
Sidley Austin LLP
2021 McKinney Avenue, Suite 2000
Dallas, Texas 75201
Telephone: [***]
Attention: S. Scott Parel
Email: [***]
10.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
10.8 Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party to this Agreement, except that (a) each of the Indemnified Directors and Officers are express third-party beneficiaries of Section 6.9, (b) each of the Buyer Indemnified Parties and Seller Indemnified Parties are express third-party beneficiaries of Article IX and (c) the Related Parties are express third-party beneficiaries of Section 10.11. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Party hereto (which may be withheld in their sole discretion) and any attempted assignment without the required consents shall be void; provided, however, that Buyer may, without the prior written consent of Seller, assign its rights or interests or delegate its obligations under this Agreement, in whole or in part, to any of its Affiliates. No assignment of any obligations hereunder shall relieve the assigning Party hereto of any such obligations.
10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

10.10 Disclosure Schedule. The Company Disclosure Schedule and Buyer Disclosure Schedule have been arranged for purposes of convenience only, in sections corresponding to the Sections of Article IV and Article V, as applicable. Any exception or qualification set forth in the Company Disclosure Schedule or Buyer Disclosure Schedule with respect to a particular representation or warranty contained in Article IV or Article V of this Agreement, as applicable, shall be deemed to be an exception or qualification with respect to all other representations and warranties contained in Article IV or Article V of this Agreement to which its applicability is reasonably apparent on its face. To the extent that any representation or warranty contained in Article IV or Article V of this Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in the Company Disclosure Schedule or Buyer Disclosure Schedule, as applicable, does not constitute a determination by Seller or Buyer that such matters are material. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Schedule or Buyer Disclosure Schedule, as applicable, where a representation or warranty in Article IV or Article V of this Agreement, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given imply that any other undisclosed matter having a greater value or other significance is material.
10.11 Limitation on Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. Other than the Parties, no controlling Persons, shareholders, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, former, current and future direct or indirect equityholders or assignees or any debt financing sources or any of the foregoing of any debt financing source (each, a “Related Party”) of any Party, and no Related Party of a Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or Liabilities of any Party under this Agreement or of or for any Legal Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case, whether based on Contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party or another Person or otherwise.
10.12 Provision Respecting Legal Representation. It is acknowledged by each Party that each of Seller, the Company and their Affiliates have retained Brownstein Hyatt Farber Schreck, LLP (together with any successor, “Brownstein”) to act as their counsel in connection with the transactions contemplated by this Agreement and the other Transaction Documents. The Parties hereby agree that, in the event that a dispute arises after the Closing between Buyer, the Company and/or their Affiliates, on the one hand, and Seller and/or its Affiliates, on the other hand, Brownstein may represent Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer, the Company or their respective Affiliates, and even though Brownstein may have represented the Company in a matter substantially related to such dispute. Buyer acknowledges that such consent contemplated in the preceding sentence is voluntary and has been carefully considered and made after consultation with counsel. Buyer agrees that, as to all communications between Brownstein, on the one hand, and Seller, the Company, and/or any of their respective Affiliates, on the other hand, as they relate solely to the transactions contemplated by this Agreement and the other Transaction Documents and reflect attorney-client privileged communications (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to Seller and shall be controlled by Seller and shall not pass to or be claimed by Buyer, the Company or any of their Affiliates. The Privileged Communications are the property of Seller, and from and after the Closing, none of the Company, its Affiliates, or any Person purporting to act on behalf of or through the Company or its Affiliates will seek to obtain such Privileged Communications by seeking a waiver of the attorney-client privilege by virtue of Brownstein’s joint representation of the Company and Seller. In furtherance of the foregoing, each Party agrees to take the steps necessary to ensure that the Privileged Communications remain subject to the attorney-client privilege and preserve the expectation of client confidences. As to any such Privileged Communications made prior to the Closing Date, Buyer and the Company, together with any of their respective Affiliates, successors and assigns, further agree that no such party may use or rely on any of the Privileged Communications in any Legal Proceeding, against or involving any of the Parties after the Closing. The Privileged Communications may be used by Seller in connection with any dispute that relates in any way to this Agreement or the Transaction Documents. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of their Affiliates and a third party (other than a party to this Agreement or any of its respective Affiliates) after the Closing, the Company and their Affiliates may assert and control the attorney–client privilege with regard to the Privileged Communications to prevent disclosure of such Privileged Communications to such third party; provided, however, that none of the Company nor their Affiliates may waive such privilege without the prior written consent of Seller.
** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.
WEST RECEIVABLE SERVICES, INC.
By: /s/ John Shlonsky
Name: John Shlonsky
Title: President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

HMS HOLDINGS CORP.
By: /s/ Jeffrey S. Sherman
Name: Jeffrey S. Sherman
Title: Executive Vice President, Chief Financial
Officer and Treasurer

[Signature Page to Membership Interest Purchase Agreement]